Exhibit 10.11

Waterfront Place 1 Eagle Street Brisbane QLD 4000 GPO Box 9925 QLD 4001 Tel (07) 3228 9333 Fax (07) 3228 9444 www.corrs.com.au
Sydney Melbourne Brisbane Perth

Alchemia Limited

Audeo Oncology, Inc.

Demerger Deed

Ref:  SD/JR  STRA3333-9073263  7359316/5

© Corrs Chambers Westgarth

Contents

1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	8
	1.3	Headings	9

2	Term		9
	2.1	Commencement	9
	2.2	Termination	10

3	Demerger		10
	3.1	Background	10
	3.2	Purpose and objectives	10
	3.3	Transaction Documents	11

4	Separation Principle		11
	4.1	Purpose	11
	4.2	Separation Principle	11
	4.3	Indemnity by Alchemia – Separation Principle	12
	4.4	Indemnity by Audeo Oncology – Separation Principle	12
	4.5	No right to make a Claim – Alchemia Group	12
	4.6	No right to make a Claim – Audeo Oncology	13
	4.7	Excluded Claims – Alchemia Group	13
	4.8	Excluded Claims – Audeo Oncology	14
	4.9	No reliance by Alchemia	14
	4.10 No reliance by Audeo Oncology Entities		15

5	Entry into certain agreements		15
	5.1	Background	15
	5.2	Entry into the Transaction Documents	15

6	Arrangements regarding Guarantees		16
	6.1	Oncology Guarantees	16
	6.2	Alchemia Guarantees	16
	6.3	Shared Guarantees	17

7	Intellectual Property		17

8	Transfer of Alchemia Contracts to Alchemia		18
	8.1	Novation and quasi-novation of Alchemia Contracts	18
	8.2	Obligations pending novation or quasi-novation	19
	8.3	Use and rights pending novation or quasi-novation	20
	8.4	Termination of Contracts	21
	8.5	Categorisation of Alchemia Contracts	22

9	Transfer of Oncology Contracts to Audeo Oncology Group		22
	9.1	Novation and quasi-novation of Oncology Contracts	22
	9.2	Obligations pending novation or quasi-novation	24
	9.3	Use and rights pending novation or quasi-novation	25
	9.4	Termination of Contracts	26
	9.5	Categorisation of Oncology Contracts	26

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10	Performance of VAST Contracts by Audeo Discovery		27
	10.1	Performance of VAST Contracts by Audeo Discovery	27
	10.2	Use and rights regarding VAST Contracts	28

11	Wrong pockets and acceptance of Liabilities		28
	11.1	Assets exclusive to the Alchemia Business	28
	11.2	Acceptance of Liabilities – Alchemia	29
	11.3	Alchemia Indemnity	29
	11.4	Assets exclusive to the Oncology Business	29
	11.5	Acceptance of Liabilities – Audeo Oncology	30
	11.6	Audeo Oncology Indemnity	30

12	Management of Litigation and conduct of Claims		30
	12.1	Management of Litigation and Claims	30
	12.2	No right to bring Claims	30
	12.3	Indemnity in favour of Audeo Oncology by Alchemia	31
	12.4	Indemnity in favour of Alchemia by Audeo Oncology	31
	12.5	Litigation in existence as at the Implementation Time	32
	12.6	Claims by third parties against Audeo Oncology after the Implementation Time	32
	12.7	Claims by third parties against Alchemia after the Implementation Time	35
	12.8	Excluded Litigation	37
	12.9	Assignment of Litigation – Audeo Oncology	38
	12.10	Assignment of Litigation – Alchemia	38
	12.11	Privilege	39

13	Co-operation		39
	13.1	Co-operation and access	39
	13.2	Co-operation on enquiries	40

14	Costs and duty		40
	14.1	Costs and expenses	40
	14.2	Duty	40

15	Employees, superannuation arrangements and incentive arrangements		40
	15.1	Offer of employment	40
	15.2	Alchemia remains liable for any Claims by Transferring Employees	41
	15.3	Superannuation	41
	15.4	Non-Transferring Employees	41

16	Business Records		41
	16.1	Provision of Business Records	41
	16.2	Retention	42
	16.3	Access	43
	16.4	Use of Business Records	43

17	Insurance		43
	17.1	Post-Implementation D&O Policy	43
	17.2	Other insurance policies	44

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18	Tax		44
	18.1	Tax assistance	44
	18.2	Alchemia Tax	44
	18.3	Audeo Oncology Tax	44
	18.4	Conduct of Tax Claims	44

19	Confidentiality		45
	19.1	Confidentiality of Confidential Information	45
	19.2	Permitted disclosures	46
	19.3	Ensuring compliance by Group	46
	19.4	Remedies for breach	46
	19.5	Acknowledgement regarding the terms of this document, the Demerger Implementation Agreement and the Transaction Documents	47

20	Third party Group members’ rights and obligations		47

21	Dispute resolution		48

22	GST		48
	22.1	Construction	48
	22.2	Consideration GST exclusive	49
	22.3	Payment of GST	49
	22.4	Timing of GST payment	49
	22.5	Tax invoice	49
	22.6	Adjustment events	49
	22.7	Reimbursements	49
	22.8	No merger	50

23	Notices		50
	23.1	Notices	50

24	General		51
	24.1	Governing law and jurisdiction	51
	24.2	Prohibition and enforceability	51
	24.3	Waivers	51
	24.4	Variation	51
	24.5	Rights cumulative	52
	24.6	Indemnities	52
	24.7	Limitations on Claims	52
	24.8	Survival of certain provisions	53
	24.9	Assignment	53
	24.10	Further steps	53
	24.11	Entire agreement	53
	24.12	Counterparts	54
	24.13	To the extent not excluded by law	54

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Schedule 1 – Alchemia Contracts	55
Schedule 2 – Oncology or VAST Contracts	56
Schedule 3 – Oncology Guarantees	58
Annexure A – Transition Services Agreement	60

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Date                                         August 2012

Parties

Alchemia Limited ACN 071 666 334 of Eight Mile Plains, Brisbane, Queensland, 4113 (Alchemia)

Audeo Oncology, Inc. a Delaware incorporated company (Audeo Oncology)

Background

A	Audeo Oncology and Alchemia have or will enter into the Demerger Implementation Agreement to effect the Demerger.

B	On 28 June 2012, Audeo Oncology and Alchemia entered into the Intra-group Transfer Agreement regarding the separation of Alchemia Oncology from Alchemia. On the date of this document, Audeo Oncology and Alchemia will enter into the other Transaction Documents to facilitate the separation of the Alchemia Business from the Oncology Business and the licence of the VAST Technology from Alchemia to Audeo Oncology.

C	The parties have agreed transitional, commercial and legal matters arising from the separation of the Oncology Business from the Alchemia Business and the licence of the VAST Technology on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

Alchemia Business means the business carried on by Alchemia as at the Implementation Time, excluding the Oncology Business.

Alchemia Contract means an agreement in respect of the Alchemia Business:

(a)	to which an Audeo Oncology Entity is a party; and

(b)	which is wholly or partly to be performed after the Implementation Time,

including any such agreement identified by the parties after the date of this document.

Alchemia Employees means Joachim Seifert and Lapika Singh.

Alchemia Entity means a member of the Alchemia Group.

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Alchemia Group means Alchemia and each of its Subsidiaries from time to time.

Alchemia Group Beneficiary means an Alchemia Entity and any of their Representatives (solely in that capacity and not, for the avoidance of doubt, in their capacity as a Representative of an Audeo Oncology Entity).

Alchemia Guarantees has the meaning given in clause 6.2.

Alchemia Oncology means Alchemia Oncology Pty Ltd ACN 058 390 953.

Alchemia Other Indemnity has the meaning given in clause 12.4.

ASX means ASX Limited ABN 98 008 624 691 or, as the context requires, the financial market operated by it.

ASIC means Australian Securities and Investments Commission.

Audeo Discovery means Audeo Discovery Pty Ltd ACN 159 029 384 of Eight Mile Plains, Brisbane, Queensland, 4113, being a wholly owned subsidiary of Audeo Oncology.

Audeo Fundraising and IPO means the initial public offering of Audeo Oncology Shares.

Audeo Oncology Beneficiary means an Audeo Oncology Entity and any of their Representatives (solely in that capacity and not, for the avoidance of doubt, in their capacity as a Representative of an Alchemia Entity).

Audeo Oncology Entity means a member of the Audeo Oncology Group.

Audeo Oncology Group means Audeo Oncology and each of its Subsidiaries from time to time.

Audeo Oncology Other Indemnity has the meaning given in clause 12.3.

Business Day means a day on which banks are open for business in Brisbane, excluding a Saturday, Sunday or public holiday and which is a “Business Day” as defined in the isting Rules.

Business Records means, to the extent they relate to a business, originals or copies, in machine readable or printed form, of documents, correspondence and other books and records including all accounting books, ledgers and journals and Tax records, in each case owned by or in the possession or control of a person.

Category A Alchemia Contract means each Alchemia Contract listed in item 1 of 1 or which is determined to be a Category A Alchemia Contract under clause 8.5.

Category A Oncology Contract means each Oncology Contract listed in item 1 of schedule 2 or which is determined to be a Category A Oncology Contract under clause 9.5.

Category B Alchemia Contract means each Alchemia Contract listed in item 2 of schedule 1 or which is determined to be a Category B Alchemia Contract under clause 8.5.

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Category B Oncology Contract means each Oncology Contract listed in item 2 of schedule 2 or which is determined to be a Category B Oncology Contract under clause 9.5.

Category C Alchemia Contract means each Alchemia Contract which is not a Category A Alchemia Contract or a Category B Alchemia Contract.

Category C Oncology Contract means any contract of the Alchemia Group which is not a Category A Oncology Contract, a Category A Alchemia Contract, a Category B Alchemia Contract, a Category B Oncology Contract or a Category C Alchemia Contract (other than the Post-Implementation D&O Policy or any contracts of employment for employees of Alchemia which are in force on the Implementation Date).

CCA means schedule 2 of the Competition and Consumer Act 2010 (Cth).

Claim means any claim, demand, action, cost, loss, damage or expense (including any legal fees and amounts paid in settlement of a claim or satisfaction of a judgment) of every kind incurred or suffered by any person, and regardless of whether its source is in contract, tort (including negligence), statute or otherwise.

Claimant has the meaning given to that term in clause 24.7.

Completion means when both of the following have occurred:

(c)	an underwriting agreement is executed with Audeo Oncology for an amount, not exceeding US$60 million, expected at the time to be sufficient to complete the pivotal Phase III clinical trial of HA-Irinotecan for metastatic colorectal cancer and to cover associated working capital requirements; and

(d)	the receipt by Audeo Oncology in cleared funds of the underwritten amount.

Condition Subsequent means Completion of the Audeo Fundraising and IPO.

Confidential Information of a party means any information:

(a)	regarding the business or affairs of that party or its Related Bodies Corporate (including its trade secrets, product, market or pricing information);

(b)	regarding the customers, employees or contractors of, or other persons doing business with, that party or its Related Bodies Corporate;

(c)	which is by its nature confidential or which is designated as confidential by that party; or

(d)	which the other party knows, or ought to know, is confidential,

other than Excluded Information.

Corporations Act means the Corporations Act 2001 (Cth).

Cost means costs and expenses and includes legal costs and expenses, penalties, fines and any other like costs directly associated with a matter.

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Defendant has the meaning given to that term in clause 24.7.

Demerger means the proposal by Alchemia to effect the demerger of Audeo Oncology from Alchemia in the manner more fully described in the Scheme Booklet.

Demerger Implementation Agreement means the demerger implementation agreement between Alchemia and Audeo Oncology dated on or about 22 August 2012, relating to the implementation of the Demerger.

Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme.

Effective Date means the date on which the Scheme becomes Effective.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset including any retention of title; or

(b)	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to create any of the above.

End Date means 31 December 2012.

Excluded Information means information:

(a)	which is in or becomes part of the public domain other than through breach of this document or an obligation of confidence owed to the provider of the information;

(b)	which the recipient of the information acquires from a source other than the provider of the information where such source is entitled to disclose it; or

(c)	which is or has been developed by the recipient independently of the disclosure by the provider of that information (as shown by appropriate records).

Excluded Litigation means each of the matters set out in clause 12.8.

Existing Alchemia Litigation Matters means any litigation or Claim commenced prior to the Implementation Date by or against an Alchemia Entity in relation to the Alchemia Business, other than Excluded Litigation.

Existing Audeo Oncology Litigation Matters means any litigation or Claim commenced prior to the Implementation Date or against an Alchemia Entity in relation to the Oncology Business other than the Excluded Litigation.

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

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Group means:

(a)	in respect of Audeo Oncology, the Audeo Oncology Group; or

(b)	in respect of Alchemia, the Alchemia Group.

GST has the same meaning given to that expression in the GST Law.

GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

HA-Irinotecan means a HyACT-targeted version of the chemotherapeutic drug irinotecan.

HyACT means Hyaluronic Acid Chemotransport Technology.

Implementation Date means the date that is one Business Day after Completion of the Audeo Fundraising and IPO or such later date (being no later than 31 December 2012) as:

(a)	Alchemia and Audeo Oncology may agree; or

(b)	may be required by the ASX.

Implementation Time means 5.00 pm on the Implementation Date.

Intellectual Property Rights means all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, circuit layouts, copyright and analogous rights, confidential information, know-how and all other intellectual property rights defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967 as amended from time to time including any divisionals to any registrations or applications, any right to file further applications, any registrations resulting from such applications, the right to take action against third parties for infringement of those Intellectual Property Rights, misleading or deceptive conduct or passing off, whether occurring before or after the date of this document.

Intra-group Transfer Agreement means the agreement for the transfer of the Oncology Business by Alchemia to Audeo Oncology in consideration for shares issued in the capital of Audeo Oncology between Alchemia and Audeo Oncology dated 28 June 2012.

Liabilities means all liabilities, costs, losses and damage arising in the ordinary course of business, however and whenever caused and includes:

(a)	a liability due to negligence or any other tort;

(b)	a liability to a past or present employee, director, officer, agent, consultant or a trade or other creditor;

(c)	a liability in relation to a loan, bank overdraft, trade bill facility, other financial accommodation, guarantee or indemnity;

(d)	a liability under a contract;

(e)	a judgment debt, fine, criminal or civil penalty, liability for damages or compensation or to account for profits or to make restitution;

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(f)	any Tax;

(g)	any Stamp Duty; and

(h)	a fee, charge or expense for legal (on a solicitor and own client basis), accounting or other professional services,

irrespective of whether the liability:

(i)	is actual, prospective, contingent or otherwise;

(j)	is at any time ascertained or unascertained;

(k)	is owing or incurred by or on account of one person alone or severally or jointly with any other person; or

(l)	comprises any combination of the above.

Loss means any loss, including any damage, claim, action, Liability, cost, expense, charge, penalty, outgoing or payments and legal costs and expenses on a full indemnity basis.

Misleading and Deceptive Conduct Legislation means section 18 of the CCA, the comparable clauses in each of the Fair Trading Acts in the various Australian States and Territories, section 1041H of the Corporations Act, comparable clauses in the Corporations Act and the Australian Securities and Investments Commission Act 2001 (Cth) and comparable clauses and provisions in other legislation or delegated legislation in any other jurisdiction anywhere in the world.

Net Proceeds means the proceeds of litigation or Claims net of costs, other than those recoverable from a third party and adjusted for any Tax Effect.

Non-Transferring Employee means an employee of Alchemia or an Alchemia Entity who is made, but does not accept, an offer of employment by Audeo Oncology or an Audeo Oncology Entity and remains an employee of Alchemia or an Alchemia Entity.

Oncology Business means Alchemia’s business which is focussed on the use of HyACT (oncology) technology to improve existing drugs used to treat and manage cancer.

Oncology Contract means an agreement in respect of the Oncology Business:

(a)	to which an Alchemia Entity is a party; and

(b)	which is wholly or partly to be performed after the Implementation Time,

including any such agreements which are identified in this document or the Transaction Documents and any such agreement identified by the parties after the date of this document.

Oncology Guarantees has the meaning given in clause 6.1.

Post-Implementation D&O Policy means the insurance policies issued by Alchemia’ insurance company or companies underwriting the directors and officers liability required to be effected and maintained by Alchemia on and from the Implementation Date pursuant to clause 17.1(a).

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Privileged Person has the meaning given in clause 12.11.

quasi-novation has the meaning given in clause 9.1.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Relevant Termination Date means in respect of an Alchemia Contract or an Oncology Contract, the date on which the contract terminates or expires (whether under clause 8.4 or 9.4 (as the case may be) or otherwise).

Representative of a person includes a director, officer, employee, agent, partner, joint-venturer or sub-contractor of that person.

Restructure means the transactions to be implemented by the Intra-group Transfer Agreement, including the transfer of certain shares held by members of the Alchemia Group to members of the Audeo Oncology Group.

Scheme means the members’ scheme of arrangement under Part 5.1 of the Corporations Act between Alchemia and the persons registered in Alchemia’s register of members as holders of shares in Alchemia on the Scheme record date.

Scheme Booklet means the information to be dispatched to Alchemia Shareholders and approved by the Court, including the Scheme, explanatory statement in relation to the Scheme issued pursuant to section 412 of the Corporations Act and registered with ASIC, the independent expert’s report, the Demerger deed poll, a summary of this document and the relevant notices of meeting (together with, in each case, proxy forms).

Separation Principle means the underlying principle of the Demerger and separation of the Audeo Oncology Group and the Oncology Business from the Alchemia Group set out in clause 4.2.

Shared Guarantees has the meaning given in clause 6.3.

Stamp Duty means any stamp, land rich, landholder, mortgage, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount in respect of the above.

Subsidiary has the meaning given to that term in the Corporations Act.

Tax includes:

(a)	any Australian or foreign tax, levy, charge, duty, impost, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Government Agency (including profits tax, property tax, interest tax, income tax, tax related to capital gains, tax related to the franking of dividends, bank account debits tax, fringe benefits tax, sales tax, payroll tax, group or Pay as You Go withholding tax, excise duties, customs duties, prescribed payments system tax, reportable payments systems tax, franking deficit tax, untainting tax and land tax);

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(b)	unless expressly excluded, Stamp Duty and GST or any equivalent or like tax, levy, charge, duty or impost imposed in a foreign jurisdiction; and

(c)	any interest, fine, penalty, charge, fee or any other amount assessed, charged or imposed on, or in respect of any of the above.

Tax Claim means any assessment, amended assessment, claim, demand, inquiry, administrative or legal proceedings, audit, review or cause of action initiated by any Government Agency in relation to any matter related to Tax.

Tax Effect means the Tax cost and/or Tax benefit associated with the receipt of proceeds from litigation or the payment of amounts to which such proceeds relate.

Transaction Documents means:

(a)	this document;

(b)	the Demerger Implementation Agreement;

(c)	the Transition Services Agreement;

(d)	the Intra-group Transfer Agreement;

(e)	the VAST Licence;

(f)	any document entered into pursuant to this document or in connection with the Demerger by any Alchemia Entity or by any Audeo Oncology Entity; and

(g)	any other document the parties agree will be a Transaction Document.

Transferring Employee has the meaning given to that term in clause 15.1(d).

Transition Services Agreement means the transition services agreement between Alchemia and Audeo Oncology in the form, or substantially in the form, set out in annexure A.

VAST Collaboration Contracts means the agreements listed in section 3 of schedule 2.

VAST Contracts means the VAST Collaboration Contracts and VAST Grants.

VAST Grants means the government grants listed in section 4 of schedule 2.

VAST Licence means the licence agreement between Audeo Discovery and Alchemia for the VAST Technology.

VAST Technology means the Versatile Assembly on Stable Templates small molecule drug discovery technology.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

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(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Brisbane, Queensland;

(vii)	$ or dollars is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(x)	this document includes all schedules and annexures to it; and

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(f)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(g)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this document.

2	Term

2.1	Commencement

This document becomes binding on the parties with effect on and from the date of this document.

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2.2	Termination

(a)	Alchemia may in its sole discretion determine not to proceed with the Demerger and may terminate this document at any time prior to 8.00 am on the Second Court Date (as that term is defined in the Demerger Implementation Agreement) by notice in writing to Audeo Oncology.

(b)	If the Effective Date has not occurred by 5.00 pm on the End Date or such later time and date as is agreed between the parties in writing, Alchemia may terminate this document by notice in writing to Audeo Oncology.

(c)	If the Condition Subsequent (as that term is defined in the Demerger Implementation Agreement) is not satisfied by 5.00 pm on the End Date, this document will automatically terminate.

3	Demerger

3.1	Background

The parties acknowledge that:

(a)	at the time of executing this document the parties have agreed and either have or will execute each of the other Transaction Documents in preparation for the Demerger;

(b)	pursuant to the Transaction Documents, the Alchemia Group will be restructured so that an identifiable corporate group under Audeo Oncology (to the extent necessary) will hold all of the assets and bear responsibility for all of the Liabilities of the Oncology Business; and

(c)	the parties have entered into the Demerger Implementation Agreement to carry into effect:

(i)	the Scheme;

(ii)	all steps required to implement the Scheme; and

(iii)	all other steps specified in the Demerger Implementation Agreement,

to bring about the completion of the Demerger.

3.2	Purpose and objectives

The parties acknowledge that:

(a)	the purpose of this document is to record the agreement between the parties with respect to the separation and orderly transition of the Oncology Business from the Alchemia Group; and

(b)	their objectives in entering into this document and the other Transaction Documents are to:

(i)	facilitate the restructure and separation of the Oncology Business from the Alchemia Business; and

(ii)	set out the basis for the transitional and ongoing relationship between the Audeo Oncology Group and the Alchemia Group.

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3.3	Transaction Documents

(a)	Except as otherwise agreed in writing, this document prevails to the extent of any inconsistency with any other Transaction Document but as between other Transaction Documents, if a provision of a Transaction Document is inconsistent with a provision of another Transaction Document:

(i)	if the provision in one Transaction Document deals more specifically with the relevant subject matter, the more specific provision prevails to the extent of the inconsistency; or

(ii)	if neither Transaction Document deals more specifically with the relevant subject matter, the provision that best gives effect to the Separation Principle prevails to the extent of the inconsistency.

(b)	This clause 3.3 will prevail over the provisions of any Transaction Document.

4	Separation Principle

4.1	Purpose

The purpose of this clause is to acknowledge the Separation Principle underlying the agreement between the Audeo Oncology Group and the Alchemia Group as to the intended economic and legal effect of the Demerger and the separation of the Oncology Business from the Alchemia Group.

4.2	Separation Principle

On and from the Implementation Time:

(a)	the Alchemia Group will have:

(i)	the entire economic and commercial benefit (including all profits) of the Alchemia Business (as if no Audeo Oncology Entity had owned and operated the Alchemia Business at any time);

(ii)	the economic and commercial risk and Liabilities of the Alchemia Business; and

(iii)	none of the economic or commercial benefit, commercial risk or Liabilities (whenever arising) of the Oncology Business (as if the Audeo Oncology Group had owned or operated the Oncology Business at all times); and

(b)	the Audeo Oncology Group will have:

(i)	the entire economic and commercial benefit (including all profits) as if the Audeo Oncology Group had owned and operated the Oncology Business at all times (and as if no Alchemia Entity had owned and operated any of the Oncology Business at any time);

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(ii)	the economic and commercial risk and Liabilities of the Oncology Business; and

(iii)	none of the economic or commercial benefit, commercial risk or Liabilities (whenever arising) of the Alchemia Business,

except to the extent expressly contained in or conferred by this document, the Demerger Implementation Agreement (and any document referred to in it) and any other Transaction Document or any other agreement entered into between an Audeo Oncology Entity on the one hand and an Alchemia Entity on the other hand after the date of this document.

4.3	Indemnity by Alchemia – Separation Principle

Subject to any express provision to the contrary in this document, Alchemia indemnifies Audeo Oncology and each Audeo Oncology Beneficiary against all Loss and Claims incurred by any of them in relation to:

(a)	any Claim brought by an Alchemia Entity contrary to the Separation Principle; or

(b)	the Alchemia Business.

4.4	Indemnity by Audeo Oncology – Separation Principle

Subject to any express provision to the contrary in this document, Audeo Oncology indemnifies Alchemia and each Alchemia Group Beneficiary against all Loss and Claims incurred by any of them in relation to:

(a)	any Claim brought by an Audeo Oncology Entity contrary to the Separation Principle; or

(b)	the Oncology Business.

4.5	No right to make a Claim – Alchemia Group

To the extent permitted by law, Alchemia (on behalf of itself and each Alchemia Entity) agrees with, acknowledges and warrants to Audeo Oncology and each Audeo Oncology Beneficiary that it:

(a)	will have no right to make any Claim against Audeo Oncology or any Audeo Oncology Beneficiary; and

(b)	irrevocably and unconditionally releases Audeo Oncology and each Audeo Oncology Beneficiary from any Claim or Loss,

arising directly or indirectly from or in respect of:

(c)	the Restructure, including any steps taken to ensure members of the Alchemia Group have ownership of and responsibility for the assets and Liabilities of the Alchemia Business and members of the Audeo Oncology Group have ownership of and responsibility for the assets and Liabilities of the Oncology Business;

(d)	the Demerger; or

(e)	the operation of the Alchemia Business, or any part of it, prior to the Implementation Time,

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except as expressly provided for, or in relation to a breach of, this document, the Demerger Implementation Agreement (and any document referred to in it) or any other Transaction Document.

4.6	No right to make a Claim – Audeo Oncology

To the extent permitted by law, Audeo Oncology (on behalf of itself and each Audeo Oncology Entity) agrees with, acknowledges and warrants to Alchemia and each Alchemia Group Beneficiary that it:

(a)	will have no right to make any Claim against Alchemia or any Alchemia Group Beneficiary; and

(b)	irrevocably and unconditionally releases Alchemia and each Alchemia Group Beneficiary from any Claim or Loss,

arising directly or indirectly from or in respect of:

(c)	the Restructure, including any steps taken to ensure that members of the Alchemia Group have ownership of and responsibility for the assets and Liabilities of the Alchemia Business and members of the Audeo Oncology Group have ownership of and responsibility for the assets and Liabilities of the Oncology Business;

(d)	the Demerger; or

(e)	the operation of the Oncology Business, or any part of them, prior to the Implementation Time,

except as expressly provided for, or in relation to a breach of, this document, the Demerger Implementation Agreement (and any document referred to in it) or any other Transaction Document.

4.7	Excluded Claims – Alchemia Group

(a)	Subject to clause 4.7(b), to the extent permitted by law and without limiting the generality of clause 4.5, Alchemia (for itself and on behalf of each Alchemia Entity):

(i)	acknowledges and warrants to Audeo Oncology and each Audeo Oncology Beneficiary that this document expressly excludes any right Alchemia (for itself and on behalf of each Alchemia Entity) will have to make any Claim against Audeo Oncology or any Audeo Oncology Beneficiary in connection with; and

(ii)	irrevocably and unconditionally releases Audeo Oncology and each Audeo Oncology Beneficiary from any Claim or Loss, that arises or was incurred, directly or indirectly from or in respect of,

the Misleading and Deceptive Conduct Legislation, in relation to the Demerger, the Audeo Fundraising and IPO, the Scheme Booklet, the Restructure, this document, the Demerger Implementation Agreement (and any document referred to in it) or a Transaction Document.

(b)	Clause 4.7(a) does not limit any right or remedy of Alchemia or any Alchemia Entity in respect of any failure to perform under, or breach of, the Transition Services Agreement or the VAST Licence by any Audeo Oncology Entity after the commencement date of each of those agreements.

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4.8	Excluded Claims – Audeo Oncology

(a)	Subject to clause 4.8(b), to the extent permitted by law and without limiting the generality of clause 4.6, Audeo Oncology (for itself and on behalf of each Audeo Oncology Entity):

(i)	acknowledges and warrants to Alchemia and each Alchemia Group Beneficiary that this document expressly excludes any right they will have to make any Claim against Alchemia or any Alchemia Group Beneficiary in connection with; and

(ii)	irrevocably and unconditionally releases Alchemia and each Alchemia Group Beneficiary from any Claim or Loss, that arises or was incurred, directly or indirectly from or in respect of,

the Misleading and Deceptive Conduct Legislation, in relation to the Demerger, the Audeo Fundraising and IPO, the Restructure, this document, the Demerger Implementation Agreement (and any document referred to in it) or a Transaction Document.

(b)	Clause 4.8(a) does not limit any right or remedy of Audeo Oncology or an Audeo Oncology Entity in respect of any failure to perform under, or breach of, the Transition Services Agreement or VAST Licence by any Alchemia Entity after the commencement date of each of those agreements.

4.9	No reliance by Alchemia

Without limiting the generality of clause 4.7, Alchemia (for itself and on behalf of each Alchemia Entity) acknowledges and warrants in favour of Audeo Oncology and each Audeo Oncology Beneficiary that, in negotiating and entering into this document, the Demerger Implementation Agreement (and any document referred to in it) and each other Transaction Document, it has not relied upon and will not rely upon any representation or warranty, whether expressed or implied, written, oral, collateral and, to the extent permitted by law, statutory or otherwise (including under the CCA, the Fair Trading Acts of the various Australian States and Territories, the Corporations Act or comparable clauses and provisions in other legislation or delegated legislation in any other jurisdiction anywhere in the world) as to:

(a)	the Demerger;

(b)	the Audeo Fundraising and IPO;

(c)	the Restructure;

(d)	the Alchemia Business;

(e)	the Oncology Business;

(f)	the VAST Technology; or

(g)	the prospects of the Audeo Oncology Group or the Alchemia Group,

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in each case, except as expressly provided by the terms of this document, the Demerger Implementation Agreement (and any document referred to in it) or any other Transaction Document.

4.10	No reliance by Audeo Oncology Entities

Without limiting the generality of clause 4.8, Audeo Oncology (for itself and on behalf of each Audeo Oncology Entity) acknowledges and warrants in favour of Alchemia and each Alchemia Group Beneficiary that, in negotiating and entering into this document, the Demerger Implementation Agreement (and any document referred to in it) and each other Transaction Document, it has not relied upon and will not rely upon any representation or warranty, whether expressed or implied, written, oral, collateral and, to the extent permitted by law, statutory or otherwise (including under Part V of the CCA, the Fair Trading Acts of the various Australian States and Territories, the Corporations Act or comparable clauses and provisions in other legislation or delegated legislation in any other jurisdiction anywhere in the world) as to:

(a)	the Demerger;

(b)	the Audeo Fundraising and IPO;

(c)	the Restructure;

(d)	the Alchemia Business;

(e)	the Oncology Business;

(f)	the VAST Technology; or

(g)	the prospects of the Audeo Oncology Group or the Alchemia Group,

in each case, except as expressly provided by the terms of this document, the Demerger Implementation Agreement (and any document referred to in it) or any other Transaction Document.

5	Entry into certain agreements

5.1	Background

The parties acknowledge that:

(a)	the Alchemia Group is to be restructured primarily pursuant to the Transaction Documents and in accordance with the Separation Principle; and

(b)	the intention of the Transaction Documents is to ensure that the Alchemia Business is retained by the Alchemia Group and the remaining assets and liabilities are held by or transferred to the appropriate Audeo Oncology Entity.

5.2	Entry into the Transaction Documents

(a)	Unless the parties otherwise agree in writing, the parties must on or before the Implementation Date:

(i)	enter; or

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(ii)	procure that relevant members of the Audeo Oncology Group (in the case of Audeo Oncology) or the Alchemia Group (in the case of Alchemia) (as the case may be) enter, into the Transaction Documents.

(b)	The parties must use their respective best endeavours, and must procure that the relevant members of the Audeo Oncology Group or the Alchemia Group (as the case may be) use their respective best endeavours, to satisfy any conditions for completion of any of the Transaction Documents.

6	Arrangements regarding Guarantees

6.1	Oncology Guarantees

(a)	Audeo Oncology will use its best endeavours to ensure that all guarantees, indemnities and other forms of financial support, including letters of comfort or letters of undertaking provided by Alchemia (or an Alchemia Entity) or any financial institution at the request of Alchemia or any Alchemia Entity (as the case may be), in favour of a third party, that exclusively relate to the Oncology Business (Oncology Guarantees), have been refunded or released as at the Implementation Time. A list of the Oncology Guarantees is set out in schedule 3.

(b)	If necessary, Audeo Oncology or an Audeo Oncology Entity will enter into substitute guarantees, indemnities, letters of comfort or other security or financial support or lodge or provide substitute bonds, deposits or other securities for like amounts to secure the refund or release of the Oncology Guarantees.

(c)	Audeo Oncology indemnifies Alchemia and each Alchemia Entity in respect of any Claims or Losses relating to the Oncology Guarantees to the extent that such Claims or Losses relate to the Oncology Business.

6.2	Alchemia Guarantees

(a)	Alchemia will use its best endeavours to ensure that all guarantees, indemnities and other forms of financial support, including letters of comfort or letters of undertaking provided by Audeo Oncology (or an Audeo Oncology Entity) or any financial institution at the request of Audeo Oncology or any Audeo Oncology Entity (as the case may be), in favour of a third party, that exclusively relate to the Alchemia Business (Alchemia Guarantees), have been refunded or released as at the Implementation Time.

(b)	If necessary, Alchemia or an Alchemia Entity will enter into substitute guarantees, indemnities, letters of comfort or other security or financial support or lodge or provide substitute bonds, deposits or other securities for like amounts to secure the refund or release of the Alchemia Guarantees.

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(c)	Alchemia indemnifies Audeo Oncology and each Audeo Oncology Entity in respect of any Claims or Losses relating to the Alchemia Guarantees to the extent that such Claims or Losses relate to the Alchemia Business.

6.3	Shared Guarantees

(a)	The parties will use their best endeavours to ensure that all guarantees, indemnities or other forms of financial support, including letters of comfort or letters of undertaking provided by Audeo Oncology (or an Audeo Oncology Entity), Alchemia (or an Alchemia Entity) or any financial institution at the request of Audeo Oncology, Alchemia or any Audeo Oncology Entity or the Alchemia Group as the case may be, in favour of a third party, that relates in part to both the Alchemia Business on the one hand and the Oncology Business on the other hand (Shared Guarantees), have been refunded or released with effect from the Implementation Time.

(b)	If necessary, each party or a member of that party’s Group will enter into substitute guarantees, indemnities, letters of comfort or other security or financial support or lodge or provide substitute bonds, deposits or other securities for like amounts to secure the refund or release of the Shared Guarantees to the extent that it relates to their respective business.

(c)	Alchemia indemnifies Audeo Oncology and each Audeo Oncology Entity in respect of any Claims or Losses relating to the Shared Guarantees to the extent that such Claims or Losses relate to the Alchemia Business.

(d)	Audeo Oncology indemnifies Alchemia and each Alchemia Entity in respect of any Claims or Losses relating to the Shared Guarantees to the extent that such Claims or Losses relate to the Oncology Business.

7	Intellectual Property

Except to the extent expressly permitted under the Transition Services Agreement, the VAST Licence or any other Transaction Document, on and from the Implementation Date:

(a)	Alchemia must use its best endeavours, and must procure that members of the Alchemia Group use their respective best endeavours to cease using in the Alchemia Business after the Implementation Date (or such longer time as may be agreed by the parties in writing) any Intellectual Property Rights owned, used or held for use by any Audeo Oncology Entity; and

(b)	Audeo Oncology must use its best endeavours, and must procure that members of the Audeo Oncology Group use their respective best endeavours to cease using in the Audeo Oncology Business after the Implementation Date (or such longer time as may be agreed by the parties in writing) any Intellectual Property Rights owned, used or held for use by any Alchemia Entity, including by changing the companies in the Audeo Oncology Group (if any) which incorporate “Alchemia” to another name within 2 calendar months of the Implementation Date (including changing the name of Alchemia Oncology to “Audeo Oncology Pty Ltd”).

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8	Transfer of Alchemia Contracts to Alchemia

8.1	Novation and quasi-novation of Alchemia Contracts

(a)	As soon as possible after the date of this document, and subject to clause 8.1(e), Audeo Oncology and Alchemia must use their, and must procure that the Audeo Oncology Group and the Alchemia Group respectively use their respective, best endeavours at Alchemia’s cost to comply with their respective obligations under this clause 8 to procure:

(i)	the novation to the Alchemia Group of the Category A Alchemia Contracts with effect from the Implementation Time, or as soon as possible after the Implementation Time in accordance with this clause 8.1; and

(ii)	the assignment of rights to the Alchemia Group and assumption of obligation and liabilities by the Alchemia Group in respect of the Category B Alchemia Contracts and the Category C Alchemia Contracts (quasi-novation) with effect from the Implementation Time, or as soon as possible after the Implementation Time in accordance with this clause 8.1.

(b)	Without limiting clause 8.1(a), Alchemia must, and must procure that the members of the Alchemia Group must (at Alchemia’s cost) use their respective best endeavours to seek the agreement of all relevant parties to the novation or other transfer of each Alchemia Contract, including by:

(i)	to the extent not already done, sending a notice in writing as soon as practicable after the date of this document (or as soon as practicable after identifying an Alchemia Contract, if later) in a form agreed by Audeo Oncology and Alchemia to each person whose agreement is required in respect of the Category A Alchemia Contracts;

(ii)	to the extent not already done, sending a letter as soon as practicable after the date of this document (or as soon as practicable after identifying an Alchemia Contract, if later) in a form agreed by Audeo Oncology and Alchemia to each person whose agreement is required in respect of the Category B Alchemia Contracts;

(iii)	handling all correspondence between such parties in relation to obtaining such agreement;

(iv)	keeping Audeo Oncology fully informed of its progress in novating or quasi novating Alchemia Contracts (including providing copies of any relevant correspondence if required by Audeo Oncology or an Audeo Oncology Entity); and

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(v)	where Audeo Oncology or an Audeo Oncology Entity has provided a guarantee, indemnity or other financial accommodation, offering or providing an equivalent guarantee, indemnity or other financial accommodation, or otherwise undertaking such obligation as any person whose agreement is required may reasonably require in order to give its consent or agreement.

(c)	At the request of Alchemia and at Alchemia’s cost, Audeo Oncology agrees to use, and to procure that the Audeo Oncology Group uses, its or their respective best endeavours to provide reasonable assistance to Alchemia to assist it to obtain any agreement referred to in clause 8.1(b) to the extent that it is able to do so, by providing such information as Alchemia or the Alchemia Group may reasonably require, provided always that neither Audeo Oncology, nor any Audeo Oncology Entity will be obliged to offer or provide any guarantee, indemnity or other financial accommodation, or otherwise to undertake any obligation.

(d)	Subject to clause 8.1(e):

(i)	a novation of a Category A Alchemia Contract under clause 8.1(a) must be made by a deed of novation in such form as Audeo Oncology and Alchemia may agree, acting reasonably; and

(ii)	a quasi-novation of a Category B Alchemia Contract or a Category C Alchemia Contract must be made by a deed of assignment and assumption in such form as Audeo Oncology and Alchemia may agree, acting reasonably.

(e)	If the consent or agreement of any other person is required to permit Audeo Oncology or an Audeo Oncology Entity, Alchemia or an Alchemia Entity to lawfully enter into a novation deed or an assignment deed, the relevant parties will not be obliged to enter into any such deed unless reasonably satisfactory evidence has been provided to it that such consent or agreement has been provided, or is deemed to have been provided.

8.2	Obligations pending novation or quasi-novation

If a Category A Alchemia Contract has not been novated to an Alchemia Entity by or on or with effect from the Implementation Time or if a Category B Alchemia Contract or a Category C Alchemia Contract has not been quasi-novated to the Alchemia Group by or on or with effect from the Implementation Time, then with effect from the Implementation Time:

(a)	to the extent it lawfully can, Alchemia must, or must procure an Alchemia Entity to, perform, observe and assume full liability for, all the obligations of the relevant Audeo Oncology Entity under the Alchemia Contract;

(b)	if the Alchemia Group cannot lawfully perform an obligation or exercise a right of the Audeo Oncology Group under the Alchemia Contract:

(i)	the Audeo Oncology Group must to the extent it lawfully can, at any time until the Relevant Termination Date (at the direction or request and expense, and with the full assistance, of the Alchemia Group) perform that obligation or exercise that right (provided always that this will not oblige the Audeo Oncology Group to commence or threaten any legal proceedings);

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(ii)	the Alchemia Group must do all things necessary to permit the Audeo Oncology Group to comply with clause 8.2(b)(i), including, at the sole cost of Alchemia:

(A)	engaging at its cost, third parties to perform, where appropriate;

(B)	paying (on behalf of the Audeo Oncology Group) any debt or other amount owed by the Audeo Oncology Group under any Alchemia Contract on or before the due date;

(C)	giving the Audeo Oncology Group upon demand access to the Business Records and any other records, documents, papers, correspondence or information generated in respect of the Alchemia Contracts after the Implementation Time;

(D)	permitting the Audeo Oncology Group to take possession of any asset, to the extent reasonably required to permit the Audeo Oncology Group to perform under any Alchemia Contract; and

(E)	generally, doing all such things and taking all such steps as may be reasonably requested by the Audeo Oncology Group necessary to permit the Audeo Oncology Group to comply with clause 8.2(b)(i); and

(c)	Alchemia must indemnify Audeo Oncology and each Audeo Oncology Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 23) suffered, paid or incurred by such persons under or in relation to the relevant Alchemia Contract.

8.3	Use and rights pending novation or quasi-novation

(a)	If a Category A Alchemia Contract has not been novated to the Alchemia Group by or with effect from the Implementation Time or if a Category B Alchemia Contract or a Category C Alchemia Contract has not been quasi-novated to the Alchemia Group by or with effect from the Implementation Time, Audeo Oncology must, and must procure the Audeo Oncology Group to, to the extent it lawfully can, use all reasonable endeavours (but without being obliged to offer or provide any guarantee, indemnity or other financial accommodation, or to undertake any other obligation) to allow the Alchemia Group, as appropriate:

(i)	to use the property the subject of that Alchemia Contract as licensee or subcontractor; or

(ii)	to gain, or have the benefit of, the rights under the relevant Alchemia Contract (including, where it is able to do so, and at the direction, request and cost of Alchemia, by assigning rights under an Alchemia Contract on such terms reasonably satisfactory to Audeo Oncology and Alchemia), in each case, from the Implementation Time until the earlier of:

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(iii)	the date on which such novation or quasi-novation is completed; and

(iv)	the Relevant Termination Date,

and provided always that Alchemia complies with its obligations under this document.

(b)	If the consent of any other person is required to permit Audeo Oncology or the Audeo Oncology Group to lawfully comply with its obligations under clause 8.3(a), they will not be obliged to comply with such obligations unless reasonably satisfactory evidence has been provided to them that such consent has been provided, or is deemed to have been provided.

(c)	Alchemia must indemnify Audeo Oncology and each Audeo Oncology Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 23) suffered, paid or incurred by such persons as a result of complying with their relevant obligations under this clause 8.3.

8.4	Termination of Contracts

(a)	If, notwithstanding the provisions of clause 8.1, the novation or quasi-novation to the Alchemia Group of any Alchemia Contract has not occurred prior to the date which is 18 months after the Implementation Date:

(i)	Audeo Oncology, if instructed to do so by Alchemia at any time on or after that date, must take such action as Alchemia considers in its absolute discretion necessary or appropriate to terminate or procure termination of any such Alchemia Contract; and

(ii)	Audeo Oncology will cease to be under any obligation under this document or otherwise to assist in or procure the novation of, or to do anything under clause 8.3 in respect of, any Alchemia Contract so terminated.

(b)	Alchemia acknowledges and agrees that neither it nor any other Alchemia Entity will have any Claim against Audeo Oncology or any Audeo Oncology Beneficiary, and that such persons will not be liable in respect of any Loss the Alchemia Group may suffer or incur as a result of, or in connection with:

(i)	the failure to novate, quasi-novate, or assign rights under, any Alchemia Contract to the Alchemia Group; or

(ii)	any action permitted by clause 8.4(a) and undertaken by any Alchemia Entity to terminate any such Alchemia Contract.

(c)	Alchemia must indemnify and keep indemnified Audeo Oncology and each Audeo Oncology Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 22) suffered, paid or incurred by such persons directly or indirectly as a result of or in connection with:

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(i)	the novation, quasi-novation or assignment or failure to novate or quasi-novate or assign any Alchemia Contract;

(ii)	any action taken by Alchemia or any other Alchemia Entity or any of their representatives or agents in:

(A)	the exercise or purported exercise of any rights under any Alchemia Contract; or

(B)	the performance, purported performance of, or the failure to perform any obligation under any Alchemia Contract.

8.5	Categorisation of Alchemia Contracts

If, within six months after the Implementation Date, a party (acting reasonably) determines that:

(a)	a Category C Alchemia Contract should be treated as a Category B Alchemia Contract or a Category A Alchemia Contract; or

(b)	a Category B Alchemia Contract should be treated as a Category A Alchemia Contract,

it may notify the other party in writing and the parties must then treat that contract as if it were a Category A Alchemia Contract or Category B Alchemia Contract (as the case may be).

9	Transfer of Oncology Contracts to Audeo Oncology Group

9.1	Novation and quasi-novation of Oncology Contracts

(a)	As soon as possible after the Implementation Time, and subject to clause 9.1(e), Alchemia and Audeo Oncology must use their, and must procure that the Alchemia Group and the Audeo Oncology Group respectively use their respective, best endeavours at Audeo Oncology’s cost to comply with their respective obligations under this clause 9 to procure:

(i)	the novation to the Audeo Oncology Group of the Category A Oncology Contracts with effect from the Implementation Time, or as soon as possible after the Implementation Time in accordance with this clause 9.1; and

(ii)	the assignment of rights to the Audeo Oncology Group and assumption of obligation and liabilities by the Audeo Oncology Group in respect of the Category B Oncology Contracts and the Category C Oncology Contracts (quasi-novation) with effect from the Implementation Time, or as soon as possible after the Implementation Time in accordance with this clause 9.1.

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(b)	Without limiting clause 9.1(a), Audeo Oncology must, and must procure that members of the Audeo Oncology Group must (at the cost of the relevant Audeo Oncology Entity) use their respective best endeavours to seek the agreement of all relevant parties to the novation or other transfer of each Oncology Contract, including by:

(i)	to the extent not already done, sending a notice in writing as soon as practicable after the date of this document (or as soon as practicable after identifying an Oncology Contract, if later) in a form agreed by Audeo Oncology and Alchemia to each person whose agreement is required in respect of the Category A Oncology Contracts;

(ii)	to the extent not already done, sending a letter as soon as practicable after the date of this document (or as soon as practicable after identifying an Oncology Contract, if later) in a form agreed by Audeo Oncology and Alchemia to each person whose agreement is required in respect of the Category B Oncology Contracts;

(iii)	handling all correspondence between such parties in relation to obtaining such agreement;

(iv)	keeping Alchemia fully informed of its progress in novating or quasi-novating Oncology Contracts (including providing copies of any relevant correspondence if required by Alchemia or an Alchemia Entity); and

(v)	where Alchemia or an Alchemia Entity has provided a guarantee, indemnity or other financial accommodation, offering or providing an equivalent guarantee, indemnity or other financial accommodation, or otherwise undertaking such obligation as any person whose agreement is required may reasonably require in order to give its consent or agreement.

(c)	At the request of Audeo Oncology and at its cost, Alchemia agrees to use, and to procure that the Alchemia Group uses, its or their respective best endeavours to provide reasonable assistance to the Audeo Oncology Group to assist it to obtain any agreement referred to in clause 9.1(b) to the extent that it is able to do so, by providing such information as the Audeo Oncology Group may reasonably require, provided always that the Alchemia Group will not be obliged to offer or provide any guarantee, indemnity or other financial accommodation, or otherwise to undertake any obligation.

(d)	Subject to clause 9.1(e):

(i)	a novation of a Category A Oncology Contract under clause 9.1(a) must be made by a deed of novation in such form as Audeo Oncology and Alchemia may agree, acting reasonably; and

(ii)	a quasi-novation of a Category B Oncology Contract or a Category C Oncology Contract must be made by a deed of assignment in such form as Audeo Oncology and Alchemia may agree, acting reasonably.

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(e)	If the consent or agreement of any other person is required to permit the Audeo Oncology or an Audeo Oncology Entity or Alchemia or an Alchemia Entity to lawfully enter into a novation deed or an assignment deed, the relevant parties will not be obliged to enter into any such deed unless reasonably satisfactory evidence has been provided to it that such consent or agreement has been provided, or is deemed to have been provided.

9.2	Obligations pending novation or quasi-novation

If a Category A Oncology Contract has not been novated to an Audeo Oncology Entity by or on or with effect from the Implementation Time or if a Category B Oncology Contract or a Category C Oncology Contract has not been quasi-novated to Audeo Oncology by or on or with effect from the Implementation Time, then with effect from the Implementation Time:

(a)	to the extent they lawfully can, Audeo Oncology must, or must procure that an Audeo Oncology Entity to, perform, observe and assume full liability for, all the obligations of the relevant Audeo Oncology Entity under the Oncology Contract;

(b)	if the Audeo Oncology Group cannot lawfully perform an obligation or exercise a right of the Alchemia Group under the Oncology Contract:

(i)	the Alchemia Group must to the extent it lawfully can, at any time until the Relevant Termination Date (at the direction or request and expense, and with the full assistance, of Audeo Oncology) perform that obligation or exercise that right (provided always that this will not oblige the Alchemia Group to commence or threaten any legal proceedings);

(ii)	the Audeo Oncology Group must do all things necessary to permit the Alchemia Group to comply with clause 9.2(b)(i), including, at the sole cost of Audeo Oncology:

(A)	seconding sufficient employees to the Alchemia Group to enable it to perform its obligations;

(B)	engaging at its cost, third parties to perform, where appropriate;

(C)	paying (on behalf of the Alchemia Group) any debt or other amount owed by the Alchemia Group under any Oncology Contract on or before the due date;

(D)	giving the Alchemia Group upon demand access to the Business Records and any other records, documents, papers, correspondence or information generated in respect of the Oncology Contracts after the Implementation Time;

(E)	permitting the Alchemia Group to take possession of any asset, to the extent reasonably required to permit the Alchemia Group to perform under any Oncology Contract; and

(F)	generally, doing all such things and taking all such steps as may be reasonably requested by the Alchemia Group; and

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(c)	Audeo Oncology must indemnify Alchemia and each Alchemia Group Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 22) suffered, paid or incurred by such persons under or in relation to the relevant Oncology Contract.

9.3	Use and rights pending novation or quasi-novation

(a)	If a Category A Oncology Contract has not been novated to the Audeo Oncology Group by or with effect from the Implementation Time or if a Category B Oncology Contract or a Category C Oncology Contract has not been quasi-novated to the Audeo Oncology Group by or with effect from the Implementation Time, Alchemia must and must procure the Alchemia Group, to the extent it lawfully can, to use all reasonable endeavours (but without being obliged to offer or provide any guarantee, indemnity or other financial accommodation, or to undertake any other obligation) to allow the Audeo Oncology Group, as appropriate:

(i)	to use the property the subject of that Oncology Contract as licensee or subcontractor; or

(ii)	to gain, or have the benefit of, the rights under the relevant Oncology Contract (including, where it is able to do so, and at the direction or request and cost of Audeo Oncology, by assigning rights under an Oncology Contract on such terms reasonably satisfactory to Audeo Oncology and Alchemia), in each case, from the Implementation Time until the earlier of:

(iii)	the date on which such novation or quasi-novation is completed; and

(iv)	the Relevant Termination Date,

and provided always that Audeo Oncology complies with its respective obligations under this document.

(b)	If the consent of any other person is required to permit Alchemia or the Alchemia Group to lawfully comply with its obligations under clause 9.3(a), they will not be obliged to comply with such obligations unless reasonably satisfactory evidence has been provided to them that such consent has been provided, or is deemed to have been provided.

(c)	Audeo Oncology must indemnify Alchemia and each Alchemia Group Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 22) suffered, paid or incurred by such persons as a result of complying with their relevant obligations under this clause 9.3.

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9.4	Termination of Contracts

(a)	If, notwithstanding the provisions of clause 9.1, the novation or quasi novation to the Audeo Oncology Group of any Oncology Contract has not occurred prior to the date which is 18 months after the Implementation Time:

(i)	Alchemia, if instructed to do so by Audeo Oncology on or after that date, must take such action as Audeo Oncology considers in its absolute discretion necessary or appropriate to terminate or procure termination of any such Oncology Contract; and

(ii)	Alchemia will cease to be under any obligation under this document or otherwise to assist in or procure the novation of, or to do anything under clause 9.3 in respect of, any Oncology Contract so terminated.

(b)	Audeo Oncology acknowledges and agrees that neither it nor any other Audeo Oncology Entity will have any Claim against Alchemia or any Alchemia Group Beneficiary, and that such persons will not be liable in respect of any Loss the Audeo Oncology Group may suffer or incur as a result of, or in connection with:

(i)	the failure to novate, quasi-novate, or assign rights under, any Oncology Contract to the Audeo Oncology Group; or

(ii)	any action permitted by clause 9.4(a) and undertaken by any Audeo Oncology Entity to terminate any such Oncology.

(c)	Audeo Oncology must indemnify and keep indemnified Alchemia and each Alchemia Group Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 22) suffered, paid or incurred by such persons directly or indirectly as a result of or in connection with:

(i)	the novation, quasi-novation or assignment or failure to novate or quasi-novate or assign any Oncology Contract;

(ii)	any action taken by Audeo Oncology or any other Audeo Oncology Entity or any of their representatives or agents in:

(A)	the exercise or purported exercise of any rights under any Oncology Contract; or

(B)	the performance, purported performance of, or the failure to perform any obligation under any Oncology Contract.

9.5	Categorisation of Oncology Contracts

If, within six months after the Implementation Date, a party (acting reasonably) determines that:

(a)	a Category C Oncology Contract should be treated as a Category B Oncology Contract or a Category A Oncology Contract; or

(b)	a Category B Oncology Contract should be treated as a Category A Oncology Contract,

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it may notify the other party in writing and the parties must then treat that contract as if it were a Category A Oncology Contract or Category B Oncology Contract (as the case may be).

10	Performance of VAST Contracts by Audeo Discovery

10.1	Performance of VAST Contracts by Audeo Discovery

With effect from the Implementation Time, until the relevant VAST Contract terminates:

(a)	to the extent that it lawfully can, Audeo Oncology must procure Audeo Discovery to perform, observe and assume full liability for all the obligations of the relevant Alchemia Entity under the VAST Contracts;

(b)	if Audeo Discovery cannot lawfully perform an obligation or exercise a right of the Alchemia Group under any VAST Contract:

(i)	the Alchemia Group must to the extent it lawfully can, at any time until the relevant VAST Contract terminates (at the direction or request and expense, and with the full assistance, of the Audeo Oncology Group) perform that obligation or exercise that right (provided always that this will not oblige the Alchemia Group to commence or threaten any legal proceedings);

(ii)	the Audeo Oncology Group must do all things necessary to permit the Alchemia Group to comply with clause 10.1(b)(i), including, at the sole cost of Audeo Oncology:

(A)	seconding sufficient employees to the Alchemia Group to enable it to perform its obligations;

(B)	engaging at its cost, third parties to perform, where appropriate;

(C)	paying (on behalf of the Alchemia Group) any debt or other amount owed by the Alchemia Group under any VAST Contract on or before the due date;

(D)	giving the Alchemia Group upon demand access to the Business Records and any other records, documents, papers, correspondence or information generated in respect of the VAST Contracts after the Implementation Time;

(E)	permitting the Alchemia Group to take possession of any asset, to the extent reasonably required to permit the Alchemia Group to perform under any of the VAST Contracts; and

(F)	generally, doing all such things and taking all such steps as may be reasonably requested by the Alchemia Group; and

(c)	Audeo Oncology must indemnify Alchemia and each Alchemia Group Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 22) suffered, paid or incurred by such persons under or in relation to the relevant VAST Contracts.

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10.2	Use and rights regarding VAST Contracts

(a)	With effect from the Implementation Time until the relevant VAST Contract terminates, Alchemia must and must procure the Alchemia Group, to the extent it lawfully can, to use all reasonable endeavours (but without being obliged to offer or provide any guarantee, indemnity or other financial accommodation, or to undertake any other obligation) to allow Audeo Discovery:

(i)	to use the property the subject of that VAST Contract as licensee or subcontractor; or

(ii)	to gain, or have the benefit of, the rights (including the rights to any payments received under any VAST Contract or VAST Grant),

in each case provided always that Audeo Oncology complies with its respective obligations under this document.

(b)	If the consent of any other person is required to permit Alchemia or the Alchemia Group to lawfully comply with its obligations under clause 10.2(a), they will not be obliged to comply with such obligations unless reasonably satisfactory evidence has been provided to them that such consent has been provided, or is deemed to have been provided.

(c)	Audeo Oncology must indemnify Alchemia and each Alchemia Group Beneficiary against any Claim, Loss or Tax (other than GST for which an additional amount is received under clause 22) suffered, paid or incurred by such persons as a result of complying with their relevant obligations under this clause 10.2.

11	Wrong pockets and acceptance of Liabilities

11.1	Assets exclusive to the Alchemia Business

(a)	If, on or before the date 24 months after the Implementation Date, a party notifies the other party in writing that an asset, or contract, licence or right which has been exclusively used to conduct the Alchemia Business or exclusively relates to the Alchemia Business during the 12 months prior to the date of this document or the owning or holding of which is inconsistent with the Separation Principle, has not been transferred or assigned to an Alchemia Entity, Audeo Oncology must, or must procure that the relevant Audeo Oncology Entity must, as soon as reasonably practicable transfer such asset or novate such contract to Alchemia (or to an Alchemia Entity nominated by Alchemia) unless the parties otherwise agree:

(i)	without Encumbrance;

(ii)	at Alchemia’s cost; and

(iii)	for nominal consideration.

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(b)	If any contract is to be novated under this clause 11.1, the provisions of clause 8 will apply to the novation of the contract as if the relevant contract was a Category C Alchemia Contract (unless the parties otherwise agree it should be regarded as either a Category A Alchemia Contract or a Category B Alchemia Contract).

11.2	Acceptance of Liabilities – Alchemia

(a)	Subject to clause 11.2(b), Alchemia accepts responsibility for any Liabilities that in accordance with the Separation Principle or clause 11.1 should have been assigned to, or assumed by, an Alchemia Entity but which have not (but for this clause 11) been assigned to or assumed by an Alchemia Entity.

(b)	Alchemia does not, pursuant to clause 11.2(a), accept responsibility for any Liability:

(i)	where the assignment to, or assumption by, an Alchemia Entity of such Liability was expressly excluded by a Transaction Document;

(ii)	if, following the Implementation Time, an Audeo Oncology Entity derives any benefit from an asset owned by an Audeo Oncology Entity which is associated with the Liability, except to the extent of the excess of the Liability over the value of the benefit.

11.3	Alchemia Indemnity

Alchemia indemnifies Audeo Oncology and each Audeo Oncology Beneficiary against all Claims and Loss incurred by any of them in relation to any Loss which is (and to the extent it is) the responsibility of Alchemia pursuant to clause 11.2.

11.4	Assets exclusive to the Oncology Business

(a)	If, on or before the date 24 months after the Implementation Date, a party notifies the other party in writing that an asset, contract, licence or right which has been exclusively used to conduct the Oncology Business or exclusively relates to the Oncology Business during the 12 months prior to the date of this document or the owning or holding of which is inconsistent with the Separation Principle, has not been transferred or assigned to an Audeo Oncology Entity, Alchemia must, or must procure that an Alchemia Entity must, as soon as reasonably practicable transfer or assign such asset or novate such contract to Audeo Oncology (or to an Audeo Oncology Entity nominated by Audeo Oncology) unless the parties otherwise agree:

(i)	without Encumbrance;

(ii)	at the cost of Audeo Oncology; and

(iii)	for nominal consideration.

(b)	If any contract is to be novated under this clause 11.4, the provisions of clause 9 will apply to the novation of the contract as if the relevant contract was a Category C Oncology Contract (unless the parties otherwise agree it should be regarded as either a Category A Oncology Contract or a Category B Oncology Contract).

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11.5	Acceptance of Liabilities – Audeo Oncology

(a)	Subject to clause 11.5(b), Audeo Oncology accepts responsibility for any Liabilities that in accordance with the Separation Principle or clause 11.4 should have been assigned to, or assumed by, an Audeo Oncology Entity but which have not (but for this clause 11) been assigned to or assumed by an Audeo Oncology Entity.

(b)	Audeo Oncology does not, pursuant to clause 11.5(a), accept responsibility for any Liability:

(i)	where the assignment to, or assumption by, an Audeo Oncology Entity of such Liability was expressly excluded by a Transaction Document;

(ii)	if, following the Implementation Time, an Alchemia Entity derives any benefit from an asset owned by an Alchemia Entity which is associated with the Liability, except to the extent of the excess of the Liability over the value of the benefit.

11.6	Audeo Oncology Indemnity

Audeo Oncology indemnifies Alchemia and each Alchemia Group Beneficiary against all Claims and Loss incurred by Alchemia and an Alchemia Group Beneficiary in relation to any Loss which is (and to the extent it is) the responsibility of Audeo Oncology pursuant to clause 11.5.

12	Management of Litigation and conduct of Claims

12.1	Management of Litigation and Claims

(a)	This clause 12 governs:

(i)	the ongoing management of Existing Audeo Oncology Litigation Matters;

(ii)	the ongoing management of Existing Alchemia Litigation Matters;

(iii)	the ongoing management of Excluded Litigation; and

(iv)	the management of Claims arising after the Implementation Date in connection with any of the Alchemia Group, the Alchemia Business, the Audeo Oncology Group or the Oncology Business.

(b)	This clause 12 does not apply to any Liability relating to Tax and does not govern any existing or future Tax Claims.

12.2	No right to bring Claims

The parties acknowledge that, in accordance with the Separation Principle:

(a)	no entity within the Alchemia Group has any right to make a Claim against any entity in the Audeo Oncology Group; and

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(b)	no entity within the Audeo Oncology Group has any right to make a Claim against any entity in the Alchemia Group,

in respect of any Claim or Loss arising directly or indirectly in connection with Existing Audeo Oncology Litigation Matters, Existing Alchemia Litigation Matters, Excluded Litigation or Claims arising after the Implementation Time except as provided in this document, the Demerger Implementation Agreement (and any document referred to in it) a Transaction Document or under an agreement entered into between an Alchemia Entity and an Audeo Oncology Entity after the Implementation Time.

12.3	Indemnity in favour of Audeo Oncology by Alchemia

(a)	Alchemia indemnifies, and must procure that each Alchemia Entity indemnifies, Audeo Oncology and each Audeo Oncology Entity to the extent permitted by law, against any Claim or Loss incurred by Audeo Oncology or an Audeo Oncology Entity in connection with:

(i)	any Existing Alchemia Litigation Matter; and

(ii)	subject to clause 12.3(b), any other Claim brought against Audeo Oncology or an Audeo Oncology Entity, to the extent that the relevant Claim or Loss arises from, or in connection with, any actions or omissions, including negligence and other alleged torts, breach of contract or law or any other act, committed, omitted or done in relation to the Alchemia Business whether occurring before, on or after the Implementation Time, regardless of when the Claim is made, or the Claim or Loss occurs or arises.

(b)	If:

(i)	Audeo Oncology or an Audeo Oncology Entity makes a claim against Alchemia or an Alchemia Entity in respect of a Claim or Loss that may be recoverable under both:

(A)	the indemnity contained in clause 12.3(a)(ii); and

(B)	an indemnity contained in another provision of this document or another Transaction Document (Audeo Oncology Other Indemnity); and

(ii)	the Liability of Alchemia or the Alchemia Entity (as the case may be) under the Audeo Oncology Other Indemnity is (in whole or in part) limited, excluded or subject to the fulfilment of any condition, then Audeo Oncology or the Audeo Oncology Entity may recover from Alchemia or the Alchemia Entity (as the case may be) under clause 12.3(a)(ii) only to the extent (if any) permitted by the relevant limitation, exclusion or condition in the Audeo Oncology Other Indemnity.

12.4	Indemnity in favour of Alchemia by Audeo Oncology

(a)	Audeo Oncology indemnifies, and must procure that each Audeo Oncology Entity indemnifies, Alchemia and each Alchemia Entity, to the extent permitted by law, against any Claim or Loss incurred by Alchemia or an Alchemia Group company in connection with:

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(i)	any Existing Audeo Oncology Litigation Matter; or

(ii)	subject to clause 12.4(b), any other Claim brought against Alchemia or an Alchemia Entity to the extent only that the relevant Claim or Loss arises from, or in connection with, any actions or omissions, including negligence and other alleged torts, breach of contract or law or any other act, committed, omitted or done in relation to the Oncology Business whether occurring before or after the Implementation Time, regardless of when the Claim is made, or the Loss occurs or arises.

(b)	If:

(i)	Alchemia or an Alchemia Entity makes a claim against Audeo Oncology or an Audeo Oncology Entity in respect of a Claim or Loss that may be recoverable under both:

(A)	the indemnity contained in clause 12.4(a)(ii); and

(B)	an indemnity contained in another provision of this document or another Transaction Document (Alchemia Other Indemnity); and

(ii)	the Liability of Audeo Oncology or the Audeo Oncology Entity (as the case may be) under the Alchemia Other Indemnity is (in whole or in part) limited, excluded or subject to the fulfilment of any condition, then Alchemia or the Alchemia Entity (as the case may be) may recover from Audeo Oncology or the Audeo Oncology Entity (as the case may be) under clause 12.4(a)(ii) only to the extent (if any) permitted by the relevant limitation, exclusion or condition in the Alchemia Other Indemnity.

12.5	Litigation in existence as at the Implementation Time

From the Implementation Time:

(a)	the Cost of managing each Existing Alchemia Litigation Matter will be payable by Alchemia; and

(b)	the Cost of managing each Existing Audeo Oncology Litigation Matter will be payable by Audeo Oncology.

12.6	Claims by third parties against Audeo Oncology after the Implementation Time

(a)	Audeo Oncology will be responsible for the management of and Costs associated with any Claim brought against Audeo Oncology or an Audeo Oncology Entity after the Implementation Time, except in the circumstances set out in this clause 12.6.

(b)	If, after the Implementation Time:

(i)	a Claim is made or threatened against Audeo Oncology or an Audeo Oncology Entity by a third party other than Alchemia or an Alchemia Entity; or

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(ii)	Audeo Oncology becomes aware of a fact or matter which could reasonably be expected to give rise to a Claim by a third party other than Alchemia or an Alchemia Entity against Audeo Oncology or an Audeo Oncology Entity, and the subject matter of that Claim relates partly or wholly to Alchemia or to the Alchemia Business, or the Claim is one in respect of which Audeo Oncology or an Audeo Oncology Entity has or may have an indemnity from Alchemia, then, whether or not Alchemia or an Alchemia Entity has also been or may be joined as a party in respect of that Claim:

(iii)	Audeo Oncology must promptly provide a copy of the Claim to Alchemia, together with all other information in the possession, custody or control of the Audeo Oncology Group which is relevant to the Claim;

(iv)	Audeo Oncology may, in its absolute discretion, either retain responsibility for the management and the conduct of the Claim or require Alchemia to assume responsibility for the management and conduct of the Claim;

(v)	Audeo Oncology and Alchemia will share the Costs of the Claim in proportion to the respective Liability of each in connection with the Claim; and

(vi)	if there is any disagreement between Audeo Oncology and Alchemia in relation to a Claim to which this clause 12.6 applies, the reasonable requirements and directions of Audeo Oncology will prevail.

(c)	The party having responsibility for the conduct and management of the Claim under clause 12.6(b)(iv) (in this clause 12.6, first party) agrees not to, and must not permit any of its Representatives to, do any of the following things in respect of the Claim without the prior written consent of the party who is, or is more likely, to bear the greater proportion of the Costs in respect of the Claim under clause 12.6(b)(v) (in this clause 12.6, second party) (which consent must not be unreasonably withheld):

(i)	admit, compromise, settle or pay the Claim; or

(ii)	take any other steps which may in any way prejudice the defence or challenge of the Claim including the discontinuation of any proceeding or appeal instituted or defended by the second party in the name of the first party.

(d)	The first party must consult with the second party in relation to:

(i)	the terms of the Claim; and

(ii)	any action in the name of the first party to resist, defend, dispute, avoid, counterclaim, set off, settle, compromise or appeal the Claim.

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(e)	The first party must keep, at all times, the second party fully informed of and facilitate the second party’s involvement in all matters relating to the Claim including:

(i)	retainer of solicitors and counsel;

(ii)	preparation and calling of evidence and the making of submissions;

(iii)	provision of all documents relating to the Claim; and

(iv)	if an appeal is to be made, all matters relating to the appeal (including the matters specified in clauses 12.6(e)(i), 12.6(e)(ii) or 12.6(e)(iii)).

(f)	Audeo Oncology must ensure that Alchemia and the relevant Alchemia Entity (and their Representatives) are given:

(i)	full access to, and are permitted to take copies of, all relevant documentation in the possession, custody or control of Audeo Oncology and each Audeo Oncology Entity for the purposes of assessing the Claim;

(ii)	reasonable access to appropriate Representatives of Audeo Oncology and each Audeo Oncology Entity for the purposes of assessing the Claim; and

(iii)	all other reasonable assistance in relation to the Claim,

and Alchemia agrees to take, and must procure that each Alchemia Entity takes, reasonable steps to minimise disruption caused to the Oncology Business.

(g)	Alchemia must ensure that Audeo Oncology and the relevant Audeo Oncology Entity (and their Representatives) are given:

(i)	full access to, and are permitted to take copies of, all relevant documentation in the possession, custody or control of Alchemia or an Alchemia Entity for the purposes of assessing the Claim;

(ii)	reasonable access to appropriate Representatives of Alchemia and each Alchemia Entity for the purposes of assessing the Claim;

(iii)	all other reasonable assistance in relation to the Claim,

and Audeo Oncology agrees to take, and must procure that each Audeo Oncology Entity takes, reasonable steps to minimise disruption caused to the Alchemia Business.

(h)	Audeo Oncology must not, and must ensure that its officers, employees and agents do not, do or cause to be done (or permit any Audeo Oncology Entity or its officers, employees and agents to do or cause to be done) anything in relation to the Claim which may compromise or prejudice Alchemia or the relevant Alchemia Entity’s rights under this clause 12.6.

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(i)	If the party having responsibility for the conduct and management of the Claim under clause 12.6(b)(iv) is also the party who is to bear the greater proportion of the Costs in respect of the Claim under clause 12.6(b)(v), then that party must keep the other party fully informed of and facilitate the other party’s involvement in such matters relating to the Claim as are appropriate having regard to the other party’s interest in the Claim.

12.7	Claims by third parties against Alchemia after the Implementation Time

(a)	Alchemia will be responsible for the management of and Costs associated with any Claim brought against Alchemia or an Alchemia Entity after the Implementation Time, except in the circumstances set out in this clause 12.7.

(b)	If, after the Implementation Time:

(i)	a Claim is made or threatened against Alchemia or an Alchemia Entity by a third party other than Audeo Oncology or an Audeo Oncology Entity; or

(ii)	Alchemia or an Alchemia Entity becomes aware of any fact or matter which could reasonably be expected to give rise to a Claim by a third party other than Audeo Oncology or an Audeo Oncology Entity against Alchemia or an Alchemia Entity, and the subject matter of that Claim relates partly or wholly to Audeo Oncology or an Audeo Oncology Entity or relates to the Oncology Business, or the Claim is one in respect of which Alchemia or an Alchemia Entity has or may have an indemnity from Audeo Oncology, then, whether or not Audeo Oncology or an Audeo Oncology Entity has also been or may be joined as a party in respect of that Claim:

(iii)	Alchemia must promptly provide a copy of the Claim to Audeo Oncology, together with all other information in the possession, custody or control of the Alchemia Group which is relevant to the Claim;

(iv)	Audeo Oncology may, in its absolute discretion, either assume responsibility for the management and conduct of the Claim or require Alchemia to retain responsibility for the management and conduct of the Claim;

(v)	Audeo Oncology and Alchemia will share the Costs of the Claim in proportion to the respective Liability of each in connection with the Claim; and

(vi)	if there is any disagreement between Alchemia and Audeo Oncology in relation to a Claim to which this clause 12.7 applies, the reasonable requirements and directions of Alchemia will prevail.

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(c)	The party having responsibility for the conduct and management of the Claim under clause 12.7(b)(iv) (in this clause 12.7, first party) agrees not, and must not permit any of its Representatives, to do any of the following things in respect of the Claim without the prior written consent of the party who is, or is more likely, to bear the greater proportion of the Costs in respect of the Claim under clause 12.7(b)(v) (in this clause 12.7, second party) (which consent cannot be unreasonably withheld):

(i)	admit, compromise, settle or pay the Claim; or

(ii)	take any other steps which may in any way prejudice the defence or challenge of the Claim including the discontinuation of any proceeding or appeal instituted or defended by the second party in the name of the first party.

(d)	The first party must consult with the second party in relation to:

(i)	the terms of the Claim; and

(ii)	any action in the name of the first party to resist, defend, dispute, avoid, counterclaim, set off, settle, compromise or appeal the Claim.

(e)	The first party must keep, at all times, the second party fully informed of and facilitate the second party’s involvement in all matters relating to the Claim including:

(i)	retainer of solicitors and counsel;

(ii)	preparation and calling of evidence and the making of submissions;

(iii)	provision of all documents relating to the Claim; and

(iv)	if an appeal is to be made, all matters relating to the appeal (including the matters specified in clauses 12.7(e)(i), 12.7(e)(ii) or 12.7(e)(iii)).

(f)	Alchemia must ensure that Audeo Oncology and the relevant Audeo Oncology Entity (and their respective Representatives) are given:

(i)	full access to, and are permitted to take copies of, all relevant documentation in the possession, custody or control of Alchemia or an Alchemia Entity for the purposes of assessing the Claim;

(ii)	reasonable access to appropriate Representatives of Alchemia and each Alchemia Entity for the purposes of assessing the Claim; and

(iii)	all other reasonable assistance in relation to the Claim,

and Audeo Oncology agrees to take, and must procure that the Audeo Oncology Entity takes, reasonable steps to minimise disruption caused to the Alchemia Business.

(g)	Audeo Oncology must ensure that Alchemia and the relevant Alchemia Entity (and their Representatives) are given:

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(i)	full access to, and are permitted to take copies of, all relevant documentation in the possession, custody or control of Audeo Oncology or an Audeo Oncology Entity for the purposes of assessing the Claim;

(ii)	reasonable access to appropriate Representatives of Audeo Oncology or an Audeo Oncology Entity for the purposes of assessing the Claim; and

(iii)	all other reasonable assistance in relation to the Claim;

and Alchemia agrees to take, and must procure that the Alchemia Entity takes, reasonable steps to minimise disruption caused to the Oncology Business.

(h)	Alchemia must not, and must ensure that its officers, employees and agents do not, do or cause to be done (or permit any Alchemia Entity or its officers, employees or agents to do or cause to be done) anything in relation to the Claim which may compromise or prejudice the rights of Audeo Oncology or the relevant Audeo Oncology Entity under this clause 12.7.

(i)	If the party having responsibility for the conduct and management of the Claim under clause 12.7(b)(iv) is also the party who is to bear the greater proportion of the Costs associated with the Claim under clause 12.7(b)(v), then that party must keep the other party fully informed of and facilitate the other party’s involvement in such matters relating to the Claim as are appropriate having regard to the other party’s interest in the Claim.

12.8	Excluded Litigation

(a)	Despite the other provisions of this clause 12 but without limiting clauses 12.3 and 12.4, Audeo Oncology and Alchemia agree that (and agree to procure that) the following matters will be conducted by the party against whom the Claim is brought at its own Cost:

(i)	any allegation of fraud made by a third party against either:

(A)	Audeo Oncology or an Audeo Oncology Entity; or

(B)	Alchemia or an Alchemia Entity;

(ii)	any Claim by a third party which if proved would give rise to criminal Liability under the CCA or equivalent Australian State and Territory Fair Trading Acts or corresponding sections of the Corporations Act or equivalent provisions of US anti-trust and unfair competition legislation against:

(A)	Audeo Oncology or an Audeo Oncology Entity; or

(B)	Alchemia or an Alchemia Entity;

(iii)	any criminal prosecution against:

(A)	Audeo Oncology or an Audeo Oncology Entity (and not Alchemia or an Alchemia Entity); or

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(B)	Alchemia or an Alchemia Entity (and not Audeo Oncology or an Audeo Oncology Entity).

(b)	Alchemia must ensure that Audeo Oncology and the relevant Audeo Oncology Entity (and their respective Representatives) are given:

(i)	full access to, and are permitted to take copies of, all relevant documentation in the possession, custody and control of Alchemia and each Alchemia Entity for the purposes of assessing any Claim of the nature described in clause 12.8(a);

(ii)	reasonable access to appropriate Representatives of Alchemia and each Alchemia Entity for the purposes of assessing any Claim of the nature described in clause 12.8(a); and

(iii)	all other reasonable assistance in relation to any Claim of the nature described in clause 12.8(a).

(c)	Audeo Oncology must ensure that Alchemia and the relevant Alchemia Entity (and their Representatives) are given:

(i)	full access to, and are permitted to take copies of, all relevant documentation in the possession, custody and control of Audeo Oncology and each Audeo Oncology Entity for the purposes of assessing any Claim of the nature described in clause 12.8(a);

(ii)	reasonable access to appropriate Representatives of Audeo Oncology and each Audeo Oncology Entity for the purposes of assessing any Claim of the nature described in clause 12.8(a); and

(iii)	all other reasonable assistance in relation to any Claim of the nature described in clause 12.8(a).

12.9	Assignment of Litigation – Audeo Oncology

(a)	Audeo Oncology must, and procure that each Audeo Oncology Entity must, acting reasonably and to the extent permitted by law either:

(i)	pay to Alchemia or an Alchemia Entity the Net Proceeds of any Existing Alchemia Litigation Matter; or

(ii)	assign the benefit and novate the burden of any Existing Alchemia Litigation Matter to Alchemia or an Alchemia Entity.

(b)	Alchemia must indemnify Audeo Oncology or the relevant Audeo Oncology Entity for any Tax (other than GST for which an additional amount is received under clause 22) incurred by it as a consequence of any assignment and novation (as the case may be) referred to clause 12.9(a)(ii).

12.10	Assignment of Litigation – Alchemia

(a)	Alchemia must, and procure that each Alchemia Entity must, acting reasonably and to the extent permitted by law either:

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(i)	pay to Audeo Oncology or an Audeo Oncology Entity the Net Proceeds of any Existing Audeo Oncology Litigation Matter; or

(ii)	assign the benefit and novate the burden of any Existing Audeo Oncology Litigation Matter to Audeo Oncology or an Audeo Oncology Entity.

(b)	Audeo Oncology must indemnify Alchemia or the relevant Alchemia Entity for any Tax (other than GST for which an additional amount is received under clause 22) incurred by it as a consequence of any assignment and novation (as the case may be) referred to in clause 12.10(a)(ii).

12.11	Privilege

Nothing in clause 12 requires Audeo Oncology or an Audeo Oncology Entity, Alchemia or an Alchemia Entity (acting reasonably) (each a Privileged Person) to allow a person to have access to anything which is the subject of legal professional privilege or similar privilege if the Privileged Person believes, acting reasonably and having used its best endeavours to ensure that the privilege is not lost, that access cannot be given without the Privileged Person losing that privilege.

13	Co-operation

13.1	Co-operation and access

(a)	Each party must (at the cost of the party seeking assistance) provide all co-operation and assistance reasonably required by the other party to give effect to the provisions of this document.

(b)	Audeo Oncology and Alchemia must (at the cost of the person seeking access) before and after the Implementation Date allow the other party or any member of either the Audeo Oncology Group or the Alchemia Group or their respective advisors access to Business Records and personnel, and procure access to the Business Records and personnel of each Audeo Oncology Entity and the Alchemia Group respectively, to the extent reasonably required by the other party in relation to:

(i)	any action, claim (including any insurance claim) (other than any action or claim made by a member of a Group against a member of the other Group);

(ii)	ascertainment or verification of the rights or responsibilities of the other party under this document; or

(iii)	any dispute in which such other party is involved (except a dispute between a member of a Group and a member of the other Group),

relating to either the period prior to or after the Implementation Time where such other party has a bona fide and reasonable need to have access to such Business Records or personnel.

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13.2	Co-operation on enquiries

(a)	Audeo Oncology must ensure that if after the Implementation Time, it, or any Audeo Oncology Entity, receives any enquiries or complaints regarding the Alchemia Business or any aspects of it, it must, and must procure that members of the Audeo Oncology Group pass on details of all such enquiries to Alchemia Group in a timely manner.

(b)	Alchemia must ensure that if after the Implementation Time, it, or any Alchemia Entity, receives any enquiries or complaints regarding the Oncology Business or any aspects of such business, it must, and must procure that members of the Alchemia Group pass on details of all such enquiries to Audeo Oncology in a timely manner.

14	Costs and duty

14.1	Costs and expenses

(a)	Subject to clause 14.2, Alchemia must bear the costs and expenses in respect of the negotiation, preparation, execution of this document and any other agreement or document entered into or signed under this document, including the Demerger Implementation Agreement (and any document referred to in it) and the Transaction Documents.

(b)	Any action to be taken by a party in performing its obligations under this document must be taken at its own cost and expense unless otherwise expressly provided in this document.

14.2	Duty

The parties acknowledge that Alchemia will pay all Stamp Duty (or other transaction or registration duty) in respect of the execution, delivery and performance of this document and any agreement or document entered into or signed under this document, including the Demerger Implementation Agreement (and any document referred to in it) and the Transaction Documents (except where any document entered into or signed under this document expresses another party to pay duty).

15	Employees, superannuation arrangements and incentive arrangements

15.1	Offer of employment

(a)	As soon as practicable after the date of this document, but in any event before the Implementation Date, any member of the Audeo Oncology Group may offer employment to such employees of Alchemia other than the Alchemia Employees as it so chooses on such terms as it wishes.

(b)	Audeo Oncology must ensure that, in respect of any offer of employment to Peter Smith, Charles Walker and Tracey Brown, each offer must be conditional on Implementation of the Scheme (as that term is defined in the Demerger Implementation Agreement).

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(c)	Alchemia and Audeo Oncology must use all reasonable endeavours to ensure that all of the employees receiving offers of employment from Audeo Oncology accept those offers.

(d)	Audeo Oncology must, from time to time upon request by Alchemia, report to Alchemia which employees have accepted employment with Audeo Oncology (Transferring Employees).

15.2	Alchemia remains liable for any Claims by Transferring Employees

Alchemia indemnifies each Audeo Oncology Entity against any Liabilities in respect of Transferring Employees or any other any past or present Alchemia director, officer or employee arising from their employment or termination of employment by Alchemia.

15.3	Superannuation

(a)	Audeo Oncology must on or before the Implementation Date become a participating employer in a superannuation arrangement that is suitable to nominate as a default fund for its employees.

(b)	Alchemia is responsible for superannuation contributions in respect of each Transferring Employee up to the date they commence employment with a member of the Audeo Oncology Group and must ensure that each relevant company in the Alchemia Group pays the contributions in respect of Transferring Employees employed by that company.

(c)	On and from the date they commence employment with a member of the Audeo Oncology Group, Audeo Oncology is responsible for superannuation contributions for each Transferring Employee.

15.4	Non-Transferring Employees

If any remuneration or benefits are paid or otherwise provided by Audeo Oncology to or in respect of an employee whom the relevant Audeo Oncology Entity subsequently ascertains is a Non-Transferring Employee:

(a)	Audeo Oncology and Alchemia acknowledge that such payment or provision by the relevant Audeo Oncology Entity is made as agent of the relevant employer in the Alchemia Group of the employee; and

(b)	provided notice is given to Alchemia within six months of the Implementation Date, Alchemia must, or must procure that the relevant employer in the Alchemia Group must, reimburse Audeo Oncology in respect of the remuneration and/or benefits being incorrectly paid or provided by it to or in respect of the employee.

16	Business Records

16.1	Provision of Business Records

(a)	On or before the Implementation Time, Alchemia must make available to Audeo Oncology all Business Records relating to the Oncology Business (to the extent not transferred to Audeo Oncology pursuant to a Transaction Document) held by or in the possession of an Alchemia Group member, other than:

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(i)	the statutory books and books of account of the Alchemia Group; and

(ii)	any records required by law to be retained by the Alchemia Group.

(b)	On or before the Implementation Time, Audeo Oncology must make available to Alchemia all Business Records relating to the Alchemia Business (to the extent not transferred to Alchemia pursuant to a Transaction Document) held by or in the possession of an Audeo Oncology Group member, other than:

(i)	the statutory books and books of account of the Audeo Oncology Group;

(ii)	tax returns relating to the Audeo Oncology Group; and

(iii)	any records required by law to be retained by the Audeo Oncology Group.

16.2	Retention

Each party must maintain, and must procure that members of its respective Group maintains, any Business Records transferred to it pursuant to a Transaction Document or exclusively relating to their respective businesses for a period of seven years after the Implementation Date, provided that:

(a)	if a claim to which any Business Records are relevant has been commenced prior to the end of that seven year period, but has not been finally determined as at the expiration of that time, then the relevant party must maintain those Business Records until the claim has been finally determined, settled, withdrawn or discontinued; and

(b)	if for any other reason the other party reasonably requires that the party holding the Business Records maintain any such records for a period greater than seven years after the Implementation Date, then:

(i)	no later than six months prior to the end of the period seven years after the Implementation Date, the requesting party must identify those Business Records which it requires to be kept, and the period for which they are to be kept;

(ii)	the other party must make such arrangements as it considers appropriate for the storage of those Business Records, at the requesting party’s cost; and

(iii)	the other party will not be required to retain any Business Records under this clause 16.2(b)(iii) if the requesting party fails or refuses to pay that cost,

and the parties will, in dealing with Business Records in the manner referred to in this clause have regard to the extent to which legal professional privilege or similar privilege extends to any Business Record and must use their best endeavours to avoid doing anything that will cause that privilege to be waived, extinguished or lost by a party in relation to third parties. This clause does not apply to internal records created after the Implementation Date.

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16.3	Access

Each party must make the Business Records referred to in clause 16.1 available, as reasonably required by the other party, for inspection and copying (at the cost of the requesting party) by representatives of the other party and their professional advisers during normal working hours on reasonable advance notice and on the basis that confidentiality is maintained in respect of such records in accordance with clause 19.

16.4	Use of Business Records

(a)	Alchemia must ensure that to the extent it has access to or copies of any Business Records of the Oncology Business, it must not otherwise use those Business Records for its own commercial advantage or to the commercial disadvantage of the Oncology Business.

(b)	Audeo Oncology must ensure that to the extent it has access to or copies of any Business Records of the Alchemia Business:

(i)	it may use those Business Records to the extent necessary for the proper performance of the Transition Services Agreement; and

(ii)	it must not otherwise use those Business Records for its own commercial advantage or to the commercial disadvantage of the Alchemia Business (other than in the exercise of rights under this document).

17	Insurance

17.1	Post-Implementation D&O Policy

Alchemia undertakes that:

(a)	from, and for at least seven years following, the Implementation Date, it will continuously effect and maintain directors and officers liability insurance cover which will be no less favourable to the current directors of Alchemia and the Alchemia Group (or to either of them) than the Alchemia Group’s insurance policy in relation to directors and officers liability insurance as at the Implementation Date; and

(b)	that within seven days of a request by Audeo Oncology it will provide the requesting party with a copy of:

(i)	each certificate of currency issued by Alchemia’s insurance company or companies underwriting the Post-Implementation D&O Policy; and

(ii)	to the extent it would not otherwise breach the relevant policy each Post-Implementation D&O Policy.

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17.2	Other insurance policies

The benefit (subject to the burden) of all insurance policies held by Alchemia primarily in respect of the Oncology Business will, at the election of Alchemia (in consultation with Audeo Oncology), be either:

(a)	assigned to Audeo Oncology in accordance with the terms of the respective policy; or

(b)	cancelled, to the extent permitted by the terms of the respective policy, with effect from the Implementation Date.

18	Tax

18.1	Tax assistance

Alchemia and Audeo Oncology must ensure that the other parties (including their officers and employees) and their professional advisers have reasonable access to its personnel and to any relevant premises, assets and records within their custody, power, possession or control to enable the other and their professional advisers to:

(a)	prepare and lodge any Tax related returns as required by the other party relating to matters, circumstances and transactions that existed or occurred prior to the Implementation Time;

(b)	examine, respond to, manage, resist or dispute a Tax Claim including any information needed to object to or to appeal any such claim; and

(c)	to take copies or photocopies of the records relating to any Tax Claim, at the expense of the other party, provided the other party and its professional advisers give to it such undertakings as to confidentiality as it may reasonably require, and, in exercising the above rights, each party will have regard to legal professional privilege or similar privilege which extends to any communication or document provided to it and must use its best endeavours to avoid doing anything that will cause that privilege to be waived, extinguished or lost by the disclosing party.

18.2	Alchemia Tax

Alchemia will be responsible for any income tax payable by Alchemia.

18.3	Audeo Oncology Tax

Audeo Oncology will be responsible for any income tax payable by any Audeo Oncology Entity.

18.4	Conduct of Tax Claims

(a)	The parties acknowledge and agree that (unless the parties otherwise agree), the person liable to pay any outstanding Tax in respect of a Tax Claim will have the conduct of the relevant Tax Claim.

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(b)	Without limiting clause 18.4(a), if a party, or a member of a party’s Group, has any information relevant to a Tax Claim, it must do all things reasonably necessary to assist the conduct and management of the relevant Tax Claim, including giving full access to, and copies of, all relevant documentation in the possession, custody or control of the first party (provided that it may retain anything which is the subject of legal professional privilege).

(c)	If a party or a member of the party’s Group (first party) is liable to pay any outstanding Tax but has an indemnity under this document from a member of the other party’s Group (second party):

(i)	the first party must not accept, compromise, pay or settle (or agree to any of those things) if it may lead to a liability under an indemnity given by the second party without first obtaining the second party’s prior written consent (which must not be unreasonably withheld), provided always that it may pay any Tax to a Government Agency by the due date for payment without affecting its rights under this document;

(ii)	the first party will permit the second party to take any action in the name of the first which is necessary to commence, prosecute, resist, defend, dispute, avoid, counterclaim, set-off, settle, compromise or appeal a Tax Claim, provided always that:

(A)	the second party first agrees to indemnify the first party for all costs and expenses associated with taking such action; and

(B)	the second party acts reasonably in all the circumstances having regard to the likelihood of success and the prospects of obtaining benefits as against the costs of pursuing such benefits); and

(iii)	the first party will do all things reasonably necessary to enable the second party to conduct and manage the relevant Tax Claim, including giving full access to, and copies of, all relevant documentation in the possession, custody or control of the first party.

19	Confidentiality

19.1	Confidentiality of Confidential Information

(a)	Each party agrees to keep confidential, and not to use or disclose, other than as permitted by this document, any Confidential Information of the other party.

(b)	The obligation of confidence in clause 19.1(a) extends to Confidential Information provided to or obtained by a party before entering into this document.

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19.2	Permitted disclosures

(a)	Subject to clause 19.2(b), each party may disclose Confidential Information of the other party:

(i)	with the prior written consent of the other party (which may be withheld by the other party in its absolute discretion);

(ii)	to its directors, employees, auditors or professional advisers, or any of the directors, employees, auditors or professional advisers of its Related Bodies Corporate, for the purposes of the Demerger, the Restructure, the Transition Services Agreement or any other Transaction Document or otherwise on a “need to know” basis;

(iii)	if required by law, regulation, statutory instrument, ordinance or other regulatory source of obligation (including the rules of a stock exchange), provided that the party discloses no more than the minimum amount of Confidential Information required to satisfy the relevant obligation and, to the extent reasonably practicable, before disclosing any information, the party provides a reasonable amount of notice to the other party and exhausts all reasonable steps (whether required by the other party or not) to maintain such Confidential Information in confidence;

(iv)	if required in connection with any legal proceedings relating to a Transaction Document;

(v)	to any prospective purchaser (and its Related Bodies Corporate and each of their respective directors, employees, professional advisers and financiers) in connection with any purchase (whether directly or indirectly) of any part of a party’s business or securities; or

(vi)	pursuant to clause 19.5.

(b)	Except where disclosure is made under clause 19.2(a)(iii), each party must ensure that any person referred to in clause 19.2(a) to whom it provides Confidential Information of the other party holds such Confidential Information in confidence to the standard required under this document.

19.3	Ensuring compliance by Group

Each of Audeo Oncology and Alchemia must ensure that it, its Group and each of their respective directors, employees, agents and representatives comply in all respects with the relevant parties’ obligations under this clause 19.

19.4	Remedies for breach

(a)	Each party acknowledges that the value of the other party’s Confidential Information is such that an award of damages or an account of profits may not adequately compensate if this clause 19 is breached.

(b)	Each party acknowledges that, without in any way compromising its right to seek damages or any other form of relief in the event of a breach of this clause 19, a party may seek and obtain an ex-parte interlocutory or final injunction to prohibit or restrain the other party or its advisers from any breach or threatened breach of this clause 19.

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19.5	Acknowledgement regarding the terms of this document, the Demerger Implementation Agreement and the Transaction Documents

The parties acknowledge that the terms of this document, the Demerger Implementation Agreement (and any document referred to in it) and the other Transaction Documents are confidential and must not be disclosed to any person, provided always that they may be disclosed:

(a)	for the purposes of the Demerger (including, to the extent necessary to be disclosed in the Scheme Booklet and any other documents required to be provided to shareholders or ASIC);

(b)	for the purposes of the Audeo Fundraising and IPO (including to the extent necessary to be disclosed in any disclosure document issued in connection with the Audeo Fundraising and IPO);

(c)	to any prospective purchaser (and its Related Bodies Corporate and each of their respective directors, employees, professional advisers and financiers) in connection with any purchase (whether directly or indirectly) of any part of a party’s business or securities, provided that such person or persons have agreed to keep the terms of this document, the Demerger Implementation Agreement (and any document referred to in it) and the other Transaction Documents confidential; and

(d)	to a party’s directors, employees, auditors or professional advisers, or any of the directors, employees, auditors or professional advisers of its Related Bodies Corporate on a “need to know” basis.

20	Third party Group members’ rights and obligations

(a)	Audeo Oncology and Alchemia are the only parties to this document. No members of the Audeo Oncology Group or the Alchemia Group, other than Audeo Oncology and Alchemia, have any obligation under this document. However, nothing in this clause affects an obligation of a party which:

(i)	the party will perform through an Audeo Oncology Entity or the Alchemia Group (as the case may be); or

(ii)	relates to a member of the other party’s Group (whether or not it also relates to the other party).

(b)	To the extent any obligation of a party is performed by its Group members, the relevant Group member will be deemed to be the subcontractor of such party.

(c)	Audeo Oncology holds the benefit of this document for itself and on trust for members of the Audeo Oncology Group and each Audeo Oncology Beneficiary.

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(d)	Alchemia holds the benefit of this document for itself and on trust for members of the Alchemia Group and each Alchemia Group Beneficiary.

(e)	Audeo Oncology agrees:

(i)	that any Claim in connection with this document must be brought by Audeo Oncology (whether in its own right or as trustee for an Audeo Oncology Entity or Audeo Oncology Beneficiary); and

(ii)	Alchemia is entitled to recover its own loss and any loss of an Alchemia Entity.

(f)	Alchemia agrees:

(i)	that any Claim in connection with this document must be brought by Alchemia (whether in its own right or as trustee for an Alchemia Entity and each Alchemia Group Beneficiary); and

(ii)	Audeo Oncology is entitled to recover its own loss and any loss of an Audeo Oncology Entity.

21	Dispute resolution

(a)	If there is a disagreement between the parties on the interpretation or any aspect of the performance of either party of its obligations under this document, representatives of the relevant parties will, within ten Business Days of receipt of a written request from either party to the other, discuss in good faith and try to resolve the disagreement without recourse to legal proceedings.

(b)	If resolution does not occur within five Business Days after discussions, the matter will be escalated for determination by the Chairman or Chief Executive Officer of the ultimate holding company of the parties in dispute (as the case may be) (or such person as he or she may nominate) who may resolve the matter themselves or through their appointed representatives, mediator or independent expert.

(c)	The parties agree that no party will commence legal proceedings unless the disagreement is not resolved during the period of 20 Business Days after the commencement of discussions referred to in clause 21(b).

(d)	Nothing in this clause restricts either party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right.

(e)	Despite the existence of a dispute, the parties must continue to perform their obligations under this deed.

22	GST

22.1	Construction

In this clause 22:

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(a)	words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law;

(b)	GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999; and

(c)	references to GST payable and input tax credit entitlement include GST payable by, and the input tax credit entitlement of, the representative member for a GST group of which the entity is a member.

22.2	Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided in accordance with this document are exclusive of GST.

22.3	Payment of GST

If GST is payable on any supply made by a party (or any entity through which that party acts) (Supplier) under or in connection with this document, the recipient will pay to the Supplier an amount equal to the GST payable on the supply.

22.4	Timing of GST payment

The recipient will pay the amount referred to in clause 22.3 in addition to and at the same time that the consideration for the supply is to be provided under this document.

22.5	Tax invoice

The Supplier must deliver a tax invoice or an adjustment note to the recipient before the Supplier is entitled to payment of an amount under clause 22.3. The recipient can withhold payment of the amount until the Supplier provides a tax invoice or an adjustment note, as appropriate.

22.6	Adjustment events

If an adjustment event arises in respect of a taxable supply made by a Supplier under this document, the amount payable by the recipient under clause 22.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the Supplier or by the Supplier to the recipient as the case requires.

22.7	Reimbursements

Where a party is required under this document to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of:

(a)	the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party is entitled; and

(b)	if the payment or reimbursement is subject to GST, an amount equal to that GST.

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22.8	No merger

This clause 22 does not merge in the completion or termination of this document or on the transfer of the property supplied under this document.

23	Notices

23.1	Notices

(a)	Any notice or other communication including, any request, demand, consent or approval, to or by a party to this document:

(i)	must be in legible writing and in English addressed as shown at the commencement of this document or as specified to the sender by any party in writing;

(ii)	must be signed by the sender (if a natural person) or an officer or under the common seal of the sender (if a corporation);

(iii)	is regarded as being given by the sender and received by the addressee:

(A)	if by delivery in person, when delivered to the addressee;

(B)	if by post within Australia, three Business Days from and including the date of postage;

(C)	if by post outside of Australia to an Australian postal address or within Australia to an address outside of Australia, ten Business Days after posting; or

(D)	if by facsimile transmission, whether or not legibly received, when received by the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee’s time) it is regarded as received at 9.00 am (addressee’s time) on the following Business Day; and

(b)	Any notice sent in accordance with clause 23.1(a) can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within two hours after transmission is received or regarded as received under clause 23.1(a)(iii) and informs the sender that it is not legible.

(d)	In this clause 23.1, a reference to an addressee includes a reference to an addressee’s officers, agents or employees or any person reasonably believed by the sender to be an officer, agent or employee of the addressee.

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24	General

24.1	Governing law and jurisdiction

(a)	This document and the transactions contemplated by this document are governed by and construed in accordance with the laws applicable in Queensland.

(b)	The parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waive any right to object to any proceeding being brought in these courts.

24.2	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this document or any right, power, authority, discretion or remedy which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

24.3	Waivers

(a)	Waiver of any right arising from a breach of this document or of any right, power, authority, discretion or remedy arising upon default under this document must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(i)	a right arising from a breach of this document; or

(ii)	a right, power, authority, discretion or remedy created or arising upon default under this document,

does not result in a waiver of that right, power, authority, discretion or remedy.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this document or on a default under this document as constituting a waiver of that right, power, authority, discretion or remedy.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right, power, authority, discretion or remedy by that other party.

(e)	This clause may not itself be waived except by writing.

24.4	Variation

This document may only be varied or replaced by a document executed by the parties.

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24.5	Rights cumulative

The rights, powers, authorities, discretions and remedies arising out of or under this document are cumulative and to the extent permitted by law, exclude any other right, power, authority, discretion or remedy under law, statute or otherwise.

24.6	Indemnities

(a)	Each indemnity contained in this document is a continuing obligation despite:

(i)	any settlement of account; or

(ii)	the occurrence of any other thing,

and remains in full force and effect until all money owing, contingently or otherwise, under any indemnity has been paid in full.

(b)	Each indemnity of a person contained in this document:

(i)	is an additional, separate and independent obligation of the person and no one indemnity limits the generality of any other indemnity; and

(ii)	survives the termination of this document.

24.7	Limitations on Claims

(a)	A party must give written notice to the other party of the general nature of and the matter which entitles it to bring a Claim under this document or any other Transaction Document as soon as reasonably practicable after it becomes aware of the fact, matter or circumstance on which the Claim is based and in any event within six years from the Implementation Date.

(b)	Neither party is liable for and must not make a Claim for indirect and consequential loss or damage (including loss of profit, loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill), damage to reputation and loss or corruption of data regardless of whether any or all of these things are considered to be indirect or consequential losses or damages) in contract or tort, (including negligence) under any statute or otherwise arising from or related in any way to this document or its subject matter.

(c)	Where a party (Claimant) is, or is likely to be, entitled to recover from any person other than the other party to this document (Defendant) (including any insurer) any sum in respect of any matter or event which could give rise to a Claim against the Defendant under this document, the Claimant must and, if applicable, must procure that the Claimant’s Group:

(i)	uses its reasonable endeavours to recover that sum from that person including pursuing such recovery as soon as is practical;

(ii)	keeps the Defendant at all times fully and promptly informed of the conduct of such recovery; and

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(iii)	reduces the amount of the relevant Claim by the amount of the recovered sum,

provided that this clause has no effect if it would prejudice the right (or the potential right) of the Claimant or a member of its Group (as applicable) to recover under the relevant policy of insurance.

24.8	Survival of certain provisions

Clauses 1, 17, 19, 21, 23 and 24 survive termination of this document.

24.9	Assignment

(a)	Subject to clause 24.9(c) and 24.9(d), a party may not assign its rights arising out of or under this document without the prior written consent of the other party.

(b)	Subject to clause 24.9(c) and 24.9(d), a party may withhold consent in its absolute discretion.

(c)	Alchemia will consent to the assignment or novation of all rights and obligations under this document to an entity that acquires the whole or a substantial part of the Oncology Business.

(d)	Audeo Oncology will consent to the assignment or novation of all rights and obligations under this document to an entity that acquires the whole or a substantial part of the Alchemia Business.

(e)	If Alchemia is to be deregistered or is to be voluntarily liquidated, Alchemia will procure that a Related Body Corporate with financial standing, which is reasonably appropriate in the context of the obligations of Alchemia under this document, assumes the obligations of Alchemia prior to such deregistration or liquidation by acceding to the terms of this document on such terms as are reasonably acceptable to Audeo Oncology.

24.10	Further steps

Except as expressly stated otherwise in this document, each party must promptly do all things and execute all further documents necessary to give full effect to this document and the Separation Principle.

24.11	Entire agreement

(a)	The Transaction Documents together with their respective schedules, annexures and the documents referred to in them constitute the entire agreement between the parties.

(b)	All previous negotiations, understandings, representations, warranties, commitments or agreements with respect to the subject matter of the Transaction Documents or any term of the Transaction Documents are merged in and superseded by this document and are of no effect No party is liable to the other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

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(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

24.12	Counterparts

This document may be executed in any number of counterparts and if so, the counterparts taken together constitute one instrument.

24.13	To the extent not excluded by law

The rights, duties and remedies granted or imposed under the provisions of this document operate to the extent not excluded by law.

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Schedule 1

Alchemia Contracts

1	Category A Alchemia Contracts

Nil

2	Category B Alchemia Contracts

Nil

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Schedule 2

Oncology or VAST Contracts

1	Category A Oncology Contracts

Contracts register reference	Date	Agreement	Parties
AOL00194	21 June 2011	Material Transfer Agreement	Alchemia and Vegenics Pty Limited

CNT00897	22 June 2011	Collaborative Research Agreement	Alchemia and IMBcom Asset Management Company Pty Ltd

CNT00949	29 March 2012	Waste Management Services Agreement	Alchemia and JJ Richards & Sons Pty Ltd

CNT00953	30 March 2012	Electricity Supply Agreement	Alchemia and TRUenergy Pty Ltd

2	Category B Oncology Contracts

Nil.

3	VAST Collaboration Contracts

Contracts register reference	Date	Agreement	Parties
CNT00808	30 July 2010	Research Industry Partnership Program Collaborative Research Agreement	Alchemia and The University of Queensland

CNT00775 (as amended)	3 June 2010	Collaboration Agreement	Alchemia and Monash University

CNT00678 (as amended)	22 April 2010	Collaboration Agreement	Alchemia and Monash University

CNT00927	14 December 2011	Standard Compound Evaluation Agreement	Alchemia

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4	VAST Grant

Contracts register reference	Date	Agreement	Parties
CNT00762	27 April 2010	Financial Incentive Agreement in relation to “Novel painkillers with reduced side-effects”	Alchemia and the State of Queensland (through the Department of Employment, Economic Development and Innovation)

CNT00929	17 January 2012	Financial Incentive Agreement in relation to the “Family B GPCR Drug Discovery”	Alchemia and the State of Queensland (through the Department of Employment, Economic Development and Innovation)

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Schedule 3

Oncology Guarantees

Nil.

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Executed as a deed.

Executed by Alchemia Limited	) )

/s/ Stephen Denaro Company Secretary Stephen Denaro Name of Company Secretary (print)		/s/ Tracie Ramsdale Director Tracie Ramsdale Name of Director (print)

Executed by Audeo Oncology, Inc.

/s/ Charles Walker

Signature

Charles Walker

by (print name)

Chief Financial Officer

its (print title)

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Annexure A

Transition Services Agreement

7359316/5	page 60

Alchemia Limited

Audeo Oncology, Inc.

Transition Services Agreement

7359316/5	page 61

Contents

1	Interpretation		65
	1.1	Demerger Deed	65
	1.2	Definitions	65
	1.3	Interpretation	66
	1.4	Joint and several liability	67
	1.5	Separate obligations	67

2	Term		67
	2.1	Commencement Date	67
	2.2	Expiry date	68

3	Services		68

4	Fees and payment		68
	4.1	Transition Services	68
	4.2	Invoicing	68
	4.3	Invoices for Monthly Service Charge	68
	4.4	Changes in scope and fees	68
	4.5	Payment and interest	70

5	Limitations to Transition Services		70
	5.1	Acknowledgment	70
	5.2	Manner of performance	70

6	Transition process		70

7	Access, privacy and confidentiality		70
	7.1	Access	70
	7.2	Privacy	70
	7.3	No disclosure of Confidential Information	70
	7.4	Return of Confidential Information upon termination	70

8	Provision of Transition Services		72
	8.1	Nature of relationship	72
	8.2	Obligations of Alchemia	72
	8.3	Obligations of Audeo Oncology	73
	8.4	Leave during provision of services	73
	8.5	Termination of employment	73
	8.6	No offers of employment	73
	8.7	Intellectual Property	73
	8.8	Alchemia Indemnity	74

9	Secondment		74
	9.1	Notification to Secondees	74
	9.2	Period of Secondment	74
	9.3	Nature of relationship	74
	9.4	Secondment position	75
	9.5	Obligations of Alchemia	75
	9.6	Secondment Fee	75

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	9.7	Obligations of Audeo Oncology	75
	9.8	Leave during Secondment	76
	9.9	Human resources issues	76
	9.10	No offers of employment	76
	9.11	Intellectual Property	77
	9.12	Confidentiality	77
	9.13	Sharing of Information	77
	9.14	Insurance	77
	9.15	Workplace health and safety	78
	9.16	Alchemia Indemnity	78

10	Limitation of liability and warranties		79
	10.1	No liability	79
	10.2	Limitation of liability	79
	10.3	Maximum liability	79
	10.4	Exclusion of liability	79
	10.5	Time limit	79
	10.6	No warranties	80
	10.7	Competition and Consumer Act	80
	10.8	Mutual representations and warranties	80

11	Force majeure		80
	11.1	Notification	80
	11.2	Action to be taken	80

12	GST		81
	12.1	Construction	81
	12.2	Consideration GST exclusive	81
	12.3	Payment of GST	81
	12.4	Timing of GST payment	81
	12.5	Tax invoice	81
	12.6	Adjustment event	81
	12.7	Reimbursements	82
	12.8	No Merger	82

13	Relationship with Demerger Deed		82
	13.1	Inconsistency	82
	13.2	Breach or termination	82

14	Termination		82
	14.1	Termination	82
	14.2	Termination by Alchemia	82
	14.3	Termination by Audeo Oncology	82
	14.4	Termination of agreement for cause	82
	14.5	Termination for insolvency	83
	14.6	Mutually agreed termination	83
	14.7	Consequences of termination	83
	14.8	Payment of outstanding fees	83
	14.9	Continuing clauses	83

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15	General		83
	15.1	Entire understanding	83
	15.2	Further assurances	84
	15.3	No waiver	84
	15.4	Severability	84
	15.5	Successors and assigns	84
	15.6	No Assignment	84
	15.7	Consents and approvals	84
	15.8	Amendments	85
	15.9	Costs and duties	85
	15.10	Notices	85
	15.11	Subcontracting	86
	15.12	Relationship of the parties	86
	15.13	Counterparts	86
	15.14	Governing law and jurisdiction	86

Schedule 1 – Transition Services			87

Schedule 2 – Letter to Secondees			88

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Date

Parties

Alchemia Limited ACN 071 666 334 of Eight Mile Plains, Brisbane, Queensland 4113 (Alchemia)

Audeo Oncology, Inc., a Delaware incorporated company (Audeo Oncology)

Background

A	Under the Demerger Deed, Alchemia and Audeo Oncology have agreed to demerge Audeo Oncology from the Alchemia Group.

B	As required by Alchemia, Audeo Oncology agrees to provide or procure the provision of the Transition Services for the Term and the Secondees for the first 6 months of the Term to Alchemia on the terms of this document.

Agreed terms

1	Interpretation

1.1	Demerger Deed

Terms defined in the Demerger Deed have the same meaning in this document unless defined otherwise.

1.2	Definitions

In this document, unless the context otherwise requires:

Board means the board of directors of Alchemia.

Demerger Deed means the demerger deed dated on or about the date of this document between Alchemia and Audeo Oncology describing the transitional arrangements and ongoing relationship between Alchemia and Audeo Oncology.

Force Majeure anything outside the reasonable control of a party, including but not limited to, acts of God, fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restriction, industrial action, or any act or omission of any government or Government Agency.

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Government Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

Implemented has the meaning given to that term in the Demerger Implementation Agreement.

Insolvency Event means in respect of a party (other than for the purpose of solvent reconstruction or amalgamation):

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, trustee, administrator, controller, inspector appointed under any companies or securities legislation, or another similar official, is appointed in respect of that party or any of its property, or any security is enforced over any substantial part of its assets;

(b)	the party ceases to carry on all or substantially all of its business, is unable to pay its debts when due, or is deemed unable to pay its debts under any law, or makes an assignment for the benefit of, or enters into or makes any arrangement or compromise with, that party’s creditors or threatens to do so, or stops payments to its creditors generally;

(c)	the party is, becomes, or is deemed to be insolvent or bankrupt; or

(d)	a distress, attachment or other execution is levied or enforced upon or commenced against any substantial part of its assets and is not stayed within 14 days.

Out-of-Pocket Expenses means Audeo Oncology’s or an Audeo Oncology employee’s reasonable out-of-pocket expenses incurred in providing the Transition Services, including travel and accommodation.

Monthly Service Charge means:

(a)	for the first 6 month of the Term, $18,000 payable by Alchemia for the provision of the Transition Services, plus Out-of-Pocket Expenses; and

(b)	after the first 6 month of the Term, $2,043 payable by Alchemia for the provision of the Transition Services, plus Out-of-Pocket Expenses,

as varied from time to time in accordance with the terms of this documents. For the avoidance of doubt, the Monthly Service Charge is exclusive of the Secondment Fee set out in clause 9.6.

Secondment means the secondment of the Secondees from Alchemia to Audeo Oncology.

Secondees means Peter Smith and Charles Walker.

Term means the period set out in clause 2.

Transition Services means any of the services set out in the schedule.

1.3	Interpretation

In this document, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

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(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this document;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	no rule of construction will apply to the disadvantage of a party because that party drafted, put forward or would benefit from any term;

(f)	a reference to a document includes the document as modified from time to time and any document replacing it;

(g)	if something is to be done on a day which is not a Business Day then it must be done on the next Business Day;

(h)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(i)	the word “month” means calendar month and the word “year” means 12 months;

(j)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(k)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(l)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(m)	money amounts are stated in Australian currency unless otherwise specified; and

(n)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

1.4	Joint and several liability

Any provision in this document which binds more than one person binds all of those persons jointly and each of them severally.

1.5	Separate obligations

Each obligation imposed on a party by this document in favour of another is a separate obligation.

2	Term

2.1	Commencement Date

This document commences on the Implementation Date.

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2.2	Expiry date

This document will continue until terminated in accordance with clause 14.

3	Services

Conditional upon the Scheme being Implemented, Audeo Oncology will provide the Transition Services to Alchemia:

(a)	for the first 6 months of the Term, for 2 days per week (by 2 people working 1 day per week each); and

(b)	after the first 6 month of the Term, for 1 day per week (by 1 person working 1 day per week),

and otherwise in accordance with the terms of this document.

4	Fees and payment

4.1	Transition Services

In consideration of the performance of any Transition Services in any month during the Term by Audeo Oncology, Alchemia must pay Audeo Oncology the Monthly Service Charge invoiced to it in accordance with the terms of this document.

4.2	Invoicing

Following the end of each calendar month during the Term, Audeo Oncology will issue an invoice to Alchemia for the Monthly Service Charge.

4.3	Invoices for Monthly Service Charge

(a)	Each invoice for the Monthly Service Charge will set out for the relevant month:

(i)	the Monthly Service Charge; and

(ii)	all associated Out-of-Pocket Expenses.

(b)	If reasonably required, Alchemia may request Audeo Oncology to provide:

(i)	further information setting out in reasonable detail the tasks undertaken by or on behalf of Audeo Oncology over the preceding month; and

(ii)	a statement setting out in reasonable detail the calculation of the amounts shown in the invoice so that they can be determined to be in accordance with the provisions of this document.

4.4	Changes in scope and fees

(a)	A party may request a review of the Monthly Service Charge if that party considers that the relevant Audeo Oncology employee is engaged in providing the relevant Transition Services to a greater or lesser extent than that contemplated in the Monthly Service Charges.

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(b)	If a party requests a fee review under clause 4.4(a), the parties will negotiate in good faith to agree revised fee arrangements within 10 days of the date that the party requested the fee review under clause 4.4(a) (Fee Review Request Date).

(c)	If the parties are unable to agree revised fee arrangements under clause 4.4(b), the parties must endeavour to agree upon the appointment of a suitably qualified and experienced person to determine the revised fee arrangements (Expert).

(d)	If the parties are unable to agree upon the appointment of an Expert within 20 days of the Fee Review Request Date, then the Expert will be the first person on the list of potential suitably qualified and experienced nominees provided by the President (or Acting President) for the time being of the Institute of Chartered Accountants of Australia at the request of Audeo Oncology.

(e)	If the Expert is determined under clause 4.4(d), the parties must comply with, and do all things necessary to satisfy and to give effect to, the reasonable requirements of that person (including providing relevant indemnities and paying any charges or fees (which charges or fees will be borne by the parties as to 50% each)).

(f)	The Expert must be engaged on terms which require the Expert to use the Expert’s best endeavours to make a determination within 10 days after the Expert’s appointment, or such other timeframes as the parties may agree.

(g)	The Expert will determine the revised fee arrangements, as at the Fee Review Request Date, on the following basis:

(i)	the fee that would have been paid by a knowledgeable and willing (but not anxious) recipient of the relevant Transition Services to a knowledgeable and willing (but not anxious) provide of relevant Transition Services dealing at arm’s length; and

(ii)	otherwise the valuation methodologies to be applied are to be determined by the Expert in its own discretion, taking into account usual and prudent industry practices.

(h)	Unless there is a manifest error, the Expert’s determination will not be capable of review or appeal, and will be final and binding upon the parties.

(i)	In making the determination, the Expert will be deemed to be acting as an expert and not as an arbitrator, and the laws relating to commercial arbitration will not apply to the Expert, the Expert’s determination or the means by which the Expert makes the determination.

(j)	Each party will be entitled to submit such evidence to the Expert as the Expert may reasonably allow or require, and will provide all information (written or oral) which the Expert may reasonably request, provided that:

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(i)	all oral evidence must be presented in the presence of the other parties; and

(ii)	copies of all written evidence must be given to all other parties.

(k)	The Expert may consult such legal, technical and financial experts as the Expert, in his or her absolute discretion, thinks fit.

(l)	The costs of the Expert, and of any legal, technical and financial experts consulted by the Expert, will be borne by the parties as to 50% each.

4.5	Payment and interest

(a)	A party must pay fees under this document 14 days after the month in which the invoice was received for such services.

(b)	No interest will be payable by a party if that party fails to pay on the due date any amount which that party is obliged to pay under this document.

5	Limitations to Transition Services

5.1	Acknowledgment

The parties agree that the limitations in this clause 5 apply with respect to the provision or procurement of the provision of the relevant Transition Services.

5.2	Manner of performance

Audeo Oncology will use reasonable endeavours to perform or have performed the Transition Services consistent with practices in effect with respect to the provision of like services by or to Alchemia in the 6 months prior to the Implementation Date, including with respect to the type, quality and timeliness of such the Transition Services.

6	Transition process

Alchemia and Audeo Oncology must each use all reasonable endeavours and act in close consultation and cooperation with each other to enable Alchemia to become independent of Audeo Oncology with respect to the Transition Services as soon as commercially practicable, and in any event no later than the end of the Term.

7	Access, privacy and confidentiality

7.1	Access

(a)	Each party must provide the other party with reasonable access to its personnel, premises and assets to the extent reasonably required to receive the relevant Transition Services under this document.

(b)	The parties acknowledge that each party will be entitled to provide direction to personnel of the other parties to the extent reasonably necessary to facilitate receipt or performance of the relevant Transition Services.

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(c)	Each party must maintain adequate security measures and procedures to prevent unauthorised access to, or use of, the relevant Transition Services and must take all measures reasonably required by the other parties.

(d)	Each party must follow documented processes, policies and procedures (including in relation to safety) of the other parties that are reasonably notified to it from time to time and must not allow access to or use of relevant Transition Services by any third party without the prior written consent of the party providing those Transition Services (such consent will not be unreasonably withheld).

7.2	Privacy

Each party must, in respect of personal information to which that party has access as a result of this document:

(a)	comply with the relevant and applicable provisions of the Privacy Act 1988 (Cth) and such other data protection legislation and applicable codes of conduct as may be in force from time to time, including in respect of the collection, storage, use and disclosure of information, as if it were the party subject to regulation;

(b)	comply with any privacy policy which has been adopted by another party and which has been notified to the first party prior to the execution of this document as if it were bound by that policy;

(c)	comply with any reasonable written direction of another party in relation to the means of compliance with such legislation, codes of conduct or privacy policy; and

(d)	cooperate with each party in the resolution of any complaint alleging a breach of such legislation or privacy policy.

7.3	No disclosure of Confidential Information

Subject to clause 7.4, no party may directly or indirectly disclose to any other person, or use or allow to be disclosed or used for any purpose except as contemplated by this document, any Confidential Information of another party that it acquires under or as a result of this document, and must hold as confidential such information, except where:

(a)	required by law or any recognised securities exchange on which its shares or the shares of any Related Body Corporate are listed;

(b)	necessary to perform or enforce its obligations under this document;

(c)	the other party consents to its disclosure;

(d)	it is publicly available other than by breach of this document; or

(e)	it is already in the possession of that party or comes into its possession other than by a breach of this document.

7.4	Return of Confidential Information upon termination

Upon termination or expiration of this document and upon the other party’s written request:

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(a)	Audeo Oncology must return to Alchemia, or procure the return to Alchemia of, all Confidential Information of Alchemia and its Related Bodies Corporate and other materials relating to Alchemia and its Related Bodies Corporate acquired by Audeo Oncology or each of its respective employees, agents and contractors under or as a result of this document other than, Confidential Information which is located on any server of Audeo Oncology and its Related Bodies Corporate;

(b)	Alchemia must return to Audeo Oncology, or procure the return to Audeo Oncology of, all Confidential Information of Audeo Oncology and its Related Bodies Corporate and other materials relating to Audeo Oncology and its Related Bodies Corporate acquired by Alchemia or its respective employees, agents and contractors under or as a result of this document other than, Confidential Information which is located on any server of Alchemia and their Related Bodies Corporate; and

(c)	each party must promptly certify in writing to the other party that it has complied with its obligations under this clause 7.4.

8	Provision of Transition Services

8.1	Nature of relationship

(a)	At all times during the provision of the Transition Services:

(i)	each of the Audeo Oncology employees will remain an employee of the relevant member of the Audeo Oncology Group;

(ii)	nothing in this document will be taken as creating an employment relationship between any of Audeo Oncology employee and any member of the Alchemia’ Group.

(b)	The parties must use their respective best endeavours to co-ordinate the amount of time and actual times each Audeo Oncology employee spends providing the relevant Transition Services.

(c)	For the purposes of allowing the other parties to consider whether to request a fee review under clause 4.4, each party must provide the other with a monthly estimate of the amount of time actually spent by Audeo Oncology employees in providing the relevant Transition Service.

8.2	Obligations of Alchemia

During the provision of the Transition Services and for so long as a Audeo Oncology employee remains an employee of a member of the Audeo Oncology Group, Alchemia:

(a)	will not request such Audeo Oncology employee to provide any services to Alchemia other than those referred to or on a basis other than as set out in the schedule without the prior written consent of Audeo Oncology; and

(b)	must ensure a safe system of work for such Audeo Oncology employee and comply with all legislative requirements which relate to the health and safety of such Audeo Oncology employee.

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8.3	Obligations of Audeo Oncology

During the provision of the Transition Services and for so long as an Audeo Oncology employee remains an employee of a member of the Audeo Oncology Group, Audeo Oncology will or will procure that the relevant member of the Audeo Oncology Group will:

(a)	continue to make all payments and provide all benefits to each Audeo Oncology employee as required by his or her contract of employment, applicable legislation and any applicable award or industrial agreement including without limitation:

(i)	remuneration (including salary and non-salary benefits);

(ii)	superannuation contributions; and

(iii)	entitlements to annual, sick, long service, bereavement, parental or other leave; and

(b)	continue to comply with all legislative requirements which arise as a result of the employment of each Audeo Oncology employee including, without limitation, workers compensation insurance, PAYG withholding tax, fringe benefits tax and payroll tax.

8.4	Leave during provision of services

During the provision of the Transition Services, the parties acknowledge that each Audeo Oncology employee will be entitled to sick leave, bereavement leave, and other leave in accordance with applicable legislation and the terms and conditions of their employment and any accrued annual leave or long service leave with the agreement of other party. The parties will consult in advance (where practicable) prior to Audeo Oncology approving any leave of any Audeo Oncology employee providing Transition Services.

8.5	Termination of employment

The terms of this document are subject at all times to the right of the relevant member of the Audeo Oncology Group to terminate the employment of any Audeo Oncology employee and the right of any Audeo Oncology employee to resign in accordance with the terms of each Audeo Oncology employee’s contract of employment.

8.6	No offers of employment

Alchemia must not, without the written consent of Audeo Oncology, make any offer of employment, or assist any other person to make an offer of employment, to any Audeo Oncology employee during the provision of the Transition Services while such Audeo Oncology employee is an employee of a member of the Audeo Oncology Group and for the period of 6 months after the Transition Services are last provided by Audeo Oncology to Alchemia.

8.7	Intellectual Property

All right, title and interest in any intellectual property (including copyright, patent or design rights) discovered, invented, developed, modified or improved by any Audeo Oncology employee during the course of the provision of the Transition Services and while such Audeo Oncology employee is an employee of a member of the Audeo Oncology Group, either on his own or jointly with others, will be the sole and exclusive property of the relevant member of the Audeo Oncology Group.

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8.8	Alchemia Indemnity

(a)	Alchemia is liable for, and indemnifies Audeo Oncology, its affiliates, and the officers and employees of Audeo Oncology and its affiliates against, all Liability incurred or suffered by Audeo Oncology in connection with any claim or demand which may be made in connection with or arising out of any act or omission of any Audeo Oncology employee in the course of the provision of the Transition Services by an Audeo Oncology employee to any member of the Alchemia Group except to the extent caused by Audeo Oncology’s negligence or its wilful act or omission.

(b)	Alchemia agrees that none of Audeo Oncology, its affiliates, or the officers and employees of Audeo Oncology and its affiliates are liable for any Liability incurred or suffered by Alchemia in connection with or arising out of any act or omission of any Audeo Oncology employee in the course of the provision of the Transition Services by a Audeo Oncology employee except to the extent caused by Audeo Oncology’s negligence or its wilful act or omission.

(c)	Audeo Oncology holds the benefit of this clause 8.8 on its own behalf and on behalf of its Related Bodies Corporate and the Representatives of Audeo Oncology and its Related Bodies Corporate.

9	Secondment

Audeo Oncology will make the services of the Secondees available to Alchemia on the terms of this clause 9.

9.1	Notification to Secondees

Audeo Oncology will notify the Secondees of the Secondment and their duties and responsibilities during the Secondment by providing them with a letter in the form set out in schedule 2.

9.2	Period of Secondment

(a)	The Secondment will commence on the Implementation Date and will continue for the first 6 months of the Term subject to earlier termination in accordance with clause 9.9.

(b)	The parties may agree to vary the period of the Secondment at any time. Any such agreement must be in writing.

9.3	Nature of relationship

At all times during the course of the Secondment:

(a)	the Secondees will remain employees of Audeo Oncology; and

(b)	the Secondment will not create an employment relationship between the Secondees and Alchemia.

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9.4	Secondment position

During the Secondment, the Secondees will report to the Board, a nominated executive director of Alchemia or such other persons as may be notified to the Secondees from time to time by Alchemia and will carry out such duties and responsibilities as may be assigned to them in accordance with that person’s supervision and direction.

9.5	Obligations of Alchemia

During the Secondment Alchemia:

(a)	will ensure that the Secondees receive access to all training, communications, equipment and resources necessary to perform the services for Alchemia;

(b)	will pay all of the costs of providing the necessary training, communications, equipment and resources referred to in clause 9.5(a) above;

(c)	must ensure a safe system of work for the Secondees and comply with all legislative requirements which relate to the health and safety of the Secondees;

(d)	will inform the Secondees of its workplace policies and procedures, and monitor the Secondees’ compliance with those policies and procedures;

(e)	must not use the Secondees for purposes other than performance of the duties which the Secondees might be required to perform for Audeo Oncology under his or her contract of employment without the prior written consent of Audeo Oncology;

(f)	will not declare the position of the Secondees redundant or purport to terminate the employment of, or otherwise discipline, the Secondees; and

(g)	must obtain the Secondees’ consent to the collection, use and disclosure of the Secondees’ personal information as is reasonably required.

9.6	Secondment Fee

(a)	Alchemia will pay Audeo Oncology a secondment fee of $13,000 (Secondment Fee) per month together with GST for the Secondment for the first 6 months of the Term.

(b)	The Secondment Fee is payable monthly in arrears.

(c)	In the event that the parties vary either the term of the Secondment or the number of days that the Secondees are required to attend, the Secondment Fee will be varied pro-rata to reflect the changed arrangement.

9.7	Obligations of Audeo Oncology

During the Secondment, Audeo Oncology

(a)	will continue to make all payments and provide all benefits to the Secondees as required by their contract of employment, applicable legislation and any applicable award or industrial agreement including without limitation:

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(i)	remuneration (including salary and non-salary benefits)

(ii)	superannuation contributions and;

(iii)	entitlements to annual, sick, long service, bereavement, parental or other leave; and

(b)	will continue to comply with all legislative requirements which arise as a result of the employment of the Secondee, including, without limitation, workers compensation insurance, PAYG withholding tax, fringe benefits tax and payroll tax.

9.8	Leave during Secondment

The parties agree that, during the Secondment

(a)	Audeo Oncology may be required from time to time to give the Secondees annual leave, long service leave, sick leave, bereavement leave, or other leave in accordance with legislation and the terms and conditions of the employment of the Secondees; and

(b)	Leave will only be approved by Audeo Oncology after consultation with Alchemia (including consultation in relation to the business and operations needs of Alchemia).

9.9	Human resources issues

(a)	The terms of the Secondment are subject at all times to the right of Audeo Oncology to terminate the employment of the Secondees and the right of the Secondees to resign in accordance with the terms of the Secondees’ contract of employment.

(b)	In the event that the employment of the Secondees is terminated for any reason during the Secondment, Audeo Oncology may nominate another person to carry out the duties of the Secondees at Alchemia.

(c)	Alchemia must provide all assistance reasonably required by Audeo Oncology for human resources issues, in respect of the Secondees (including participation in performance appraisals, career counselling and disciplinary action).

(d)	If Alchemia reasonably considers the Secondees should be subject to disciplinary action, or should have their employment terminated, then Alchemia must notify Audeo Oncology of the relevant circumstances as soon as possible and provide all assistance reasonably required by Audeo Oncology.

9.10	No offers of employment

Alchemia must not, without the written consent of Audeo Oncology, make any offer of employment, or assist any other person to make an offer of employment, to the Secondees during the Secondment.

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9.11	Intellectual Property

Where any intellectual property is introduced to Alchemia by the Secondees, the intellectual property (including any developments, modifications or improvements) will be the sole and exclusive property of Audeo Oncology.

9.12	Confidentiality

(a)	Audeo Oncology must direct the Secondees to not at any time, either during the Secondment or after the termination of the Secondment, for any reason:

(i)	divulge any of the affairs or secrets of Audeo Oncology and/or Alchemia to any other entity or persons without the previous consent in writing of Audeo Oncology and/or Alchemia (as the case may be); or

(ii)	use or attempt to use any information in whatever form which the Secondees may acquire in the course of the Secondment in any manner which may injure or cause loss, or be calculated to injure or cause loss to Audeo Oncology and/or Alchemia.

(b)	Alchemia will not require the Secondees to disclose any confidential information belonging to Audeo Oncology and will ensure that the Secondees do not use any confidential information belonging to Audeo Oncology in the course of the Secondment.

(c)	Alchemia will advise Audeo Oncology immediately if any confidential information belonging to Audeo Oncology has been disclosed by the Secondees to Alchemia.

(d)	Audeo Oncology will not require the Secondees to disclose any confidential information belonging to Alchemia and will ensure that the Secondees do not use any confidential information belonging to Alchemia once the Secondment has come to an end.

9.13	Sharing of Information

Audeo Oncology and Alchemia agree that it will not use any information belonging to the other that it has become aware of through the Secondment that would be in breach of any laws or regulation.

9.14	Insurance

(a)	Alchemia must, for the period of the Secondment, effect and maintain a public risk insurance policy for liability in respect of the services performed by the Secondees attributable to injury, including death, or loss of damage to property.

(b)	Alchemia will be responsible for payment of any excess amount that is payable under the public risk insurance policy for each claim made under the insurance policy.

(c)	Alchemia undertakes that:

(i)	from, and for at least seven years following, the end of the Secondment, it will continuously effect and maintain directors and

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officers liability insurance cover protecting the Secondees (Post-Secondment D&O Policy) which will be no less favourable to the Secondees than the Alchemia Group’s insurance policy in relation to directors and officers liability insurance as at the end of the Secondment; and

(ii)	that within seven days of a request by Audeo Oncology, it will provide Audeo Oncology with a copy of:

(A)	each certificate of currency issued by Alchemia’s insurance company or companies underwriting the Post-Secondment D&O Policy; and

(B)	to the extent it would not otherwise breach the relevant policy, each Post-Secondment D&O Policy.

9.15	Workplace health and safety

Alchemia acknowledges that Audeo Oncology has no control over the premises on which the Secondees will be providing the services and, in respect of such premises, Alchemia will take all reasonable precautions to prevent harm or injury to the Secondees, and must comply with all applicable legislation dealing with workplace health and safety.

9.16	Alchemia Indemnity

(a)	Alchemia is liable for, and indemnifies Audeo Oncology and the officers and employees of Audeo Oncology against all liability, loss and damage (including legal costs on a full indemnity basis) incurred or suffered by them in connection with any claim or demand which may be made or prosecuted in connection with or arising out of any decision, advice, recommendation or any other act or omission of the Secondees in the course of the Secondment.

(b)	Alchemia releases Audeo Oncology, and the officers, and employees of Audeo Oncology, from any liability, loss or damage incurred or suffered by:

(i)	Alchemia;

(ii)	an employee, officer, contractor, customer, supplier or agent of Alchemia; and/or

(iii)	a third party,

in connection with or arising out of any act or omission of the Secondees in the course of the Secondment.

(c)	Audeo Oncology holds the benefit of clause 9.16 on its own behalf and on behalf of the officers and employees of Audeo Oncology.

(d)	Clause 9.16 survives the termination of the Secondment for any reason.

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10	Limitation of liability and warranties

10.1	No liability

The parties shall use all reasonable endeavours to ensure continuity of provision of the relevant Transition Services. However, neither party will be liable to any party or to any other person for any failure by any person to perform its obligations under this document unless such failure is caused by the relevant party’s negligence or wilful act or omission.

10.2	Limitation of liability

(a)	Subject to clauses 10.1, 10.3(a) and 10.4, Audeo Oncology’s liability in relation to this document is limited to Alchemia direct costs incurred as a result of a breach by Audeo Oncology of its obligations under this document, subject to a minimum claim of $10,000 per event or series of related events.

(b)	Subject to clauses 10.1, 10.3(b) and 10.4, Alchemia’s liability in relation to this document is limited to Audeo Oncology’s direct costs incurred as a result of a breach by Alchemia of their obligations under this document, subject to a minimum claim of $10,000 per event or series of related events.

10.3	Maximum liability

(a)	Audeo Oncology shall not in any circumstance be liable for any losses, costs or damages incurred by Alchemia arising out of or in connection with this document exceeding $186,000. Alchemia will use reasonable endeavours to mitigate any such loss arising, and Audeo Oncology will assist Alchemia to mitigate their loss.

(b)	Alchemia shall not in any circumstance be liable for any losses, costs or damages incurred by Audeo Oncology arising out of or in connection with this document exceeding in aggregate $186,000. Audeo Oncology will use reasonable endeavours to mitigate any such loss arising, and Alchemia will assist Audeo Oncology to mitigate its loss.

(c)	For the avoidance of doubt, nothing in this document affects in any way the obligations and liabilities of any person to Alchemia who acts as an officer or employee of Alchemia, including the Secondees.

10.4	Exclusion of liability

Subject to clause 10.7, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or damage (including any loss of business income, profits, revenue, customers, penalties, fines, damages for personal injury, use of an asset, production, contract, goodwill or loss or corruption of data and additional finance or interest costs) in relation to the provision of the relevant Transition Services or otherwise under this document.

10.5	Time limit

No claim in relation to this agreement may be made against any party more than 12 months after expiry of the Term.

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10.6	No warranties

Except as set out in clause 10.8, there are no warranties (either express or implied) under this document in relation to the Transition Services or the delivery of them.

10.7	Competition and Consumer Act

Nothing in this document shall operate so as to exclude, restrict or modify the application of any of the provisions of the Competition and Consumer Act 2010 (Cth) or any equivalent State, Territory or overseas jurisdiction legislation (the Relevant Legislation), the exercise of a right conferred by such a provision, or any liability of any party for a breach of a condition or warranty implied by such a provision, where the Relevant Legislation would render it void to do so.

10.8	Mutual representations and warranties

Each party represents and warrants to the other party as at the date of this document, and at all times after the date of this document, that:

(a)	it has full power and authority to enter into, perform and observe its obligations under this document;

(b)	to its knowledge there are no actions, claims, proceedings or investigations pending or threatened against it or by it which may have a material effect on the subject matter of this document;

(c)	it has, or will have at the Implementation Date, all licences, authorisations, consents, approvals and permits required by applicable law in order to perform its obligations under this document, and otherwise complies with all laws applicable to the performance of those obligations; and

(d)	it will at all times comply with any applicable law or industry standards.

11	Force majeure

11.1	Notification

If a party is unable to perform an obligation (other than an obligation to pay money) under this document by reason of Force Majeure and that party:

(a)	gives the other parties prompt notice of and reasonably full details of the Force Majeure and an estimate of the extent and the duration of its inability to perform; and

(b)	uses all reasonable diligence to remove or work around that Force Majeure as quickly as possible,

that obligation is suspended for the minimum extent and duration of that Force Majeure.

11.2	Action to be taken

If the Force Majeure continues more than 10 Business Days after notice is given under clause 11.1, representatives of the parties must meet to discuss in good faith a mutually satisfactory resolution to the problem. If the Force

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Majeure continues for more than 20 Business Days after notice is given under clause 11.1, any party may terminate the provision of the affected Transition Service or Transition Services by notice in writing to the other parties.

12	GST

12.1	Construction

In this clause 12:

(a)	words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law;

(b)	GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999; and

(c)	references to GST payable and input tax credit entitlement include GST payable by, and the input tax credit entitlement of, the representative member for a GST group of which the entity is a member.

12.2	Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST.

12.3	Payment of GST

If GST is payable on any supply made by a party (or any entity through which that party acts) (Supplier) under or in connection with this document, the recipient will pay to the Supplier an amount equal to the GST payable on the supply.

12.4	Timing of GST payment

The recipient will pay the amount referred to in clause 12.3 in addition to and at the same time that the consideration for the supply is to be provided under this document.

12.5	Tax invoice

The Supplier must deliver a tax invoice or an adjustment note to the recipient before the Supplier is entitled to payment of an amount under clause 12.3. The recipient can withhold payment of the amount until the Supplier provides a tax invoice or an adjustment note, as appropriate.

12.6	Adjustment event

If an adjustment event arises in respect of a taxable supply made by a Supplier under this document, the amount payable by the recipient under clause 12.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the Supplier or by the Supplier to the recipient as the case requires.

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12.7	Reimbursements

Where a party is required under this document to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of:

(a)	the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party is entitled; and

(b)	if the payment or reimbursement is subject to GST, an amount equal to that GST.

12.8	No Merger

This clause 12 does not merge in the completion or termination of this document.

13	Relationship with Demerger Deed

13.1	Inconsistency

In respect of transition issues, if any inconsistency arises between this document and the Demerger Deed, the Demerger Deed will prevail to the extent of that inconsistency.

13.2	Breach or termination

A breach or termination of this document will have no effect on the operation or validity of the Demerger Deed.

14	Termination

14.1	Termination

A party may only terminate this document under this clause 14.

14.2	Termination by Alchemia

At any time during the Term, Alchemia may provide Audeo Oncology with a written notice terminating the Transition Services in whole or in part, with effect from the date which is 5 Business Days after the termination notice is provided to Audeo Oncology.

14.3	Termination by Audeo Oncology

At any time after the date that is 2 years after the commencement of the Term, Audeo Oncology may provide Alchemia with a written notice terminating the Transition Services in whole or in part, with effect from the date which is 5 Business Days after the termination notice is provided to Alchemia.

14.4	Termination of agreement for cause

(a)	If any party (Defaulting Party) commits a material breach of this document, which is not cured within 30 days after notice of such breach from another party (Notifying Party), then the Notifying Party may, by giving written notice to the Defaulting Party, terminate this document in whole or in part as of the date specified in the notice of termination (which must be a month end).

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(b)	If the Notifying Party chooses to terminate this document in part, the charges payable by the Notifying Party under this document will be equitably adjusted pro rata to reflect those Transition Services that are terminated.

14.5	Termination for insolvency

A party may terminate this document immediately by notice in writing to the other party if an Insolvency Event occurs in relation to that other party.

14.6	Mutually agreed termination

(a)	The parties may mutually agree in writing to terminate this document prior to the expiry of the Term.

(b)	Where the parties agree to terminate some but not all of the Transition Services prior to the expiry of the Term, the charges payable under this document will be equitably adjusted pro rata to reflect those Transition Services that are terminated.

14.7	Consequences of termination

(a)	Termination of this document does not affect any accrued rights or remedies of either party.

(b)	As soon as reasonably practicable and in any event no later than within 30 days of the expiration or termination of this document, each party must return or procure the return of the property (including intellectual property) of the other party to that other party.

14.8	Payment of outstanding fees

Upon termination of this document, Alchemia will pay to Audeo Oncology:

(a)	the Monthly Service Charge in full for the calendar month in which this document is terminated;

(b)	any Out-of-Pocket Expenses that have been incurred as at the date of termination of this document as notified to Alchemia by Audeo Oncology in writing; and

(c)	the Monthly Secondment Fee in full for the calendar month in which this document is terminated.

14.9	Continuing clauses

Clauses 1, 7.3, 7.4, 8.6, 8.7, 8.8, 10, 12, 14, 15.1 to 15.3, 15.9 and 15.14 survive termination of this document.

15	General

15.1	Entire understanding

(a)	This document, the Transaction Documents and the other agreements contemplated by this document, contain the entire understanding between the parties concerning their subject matter and supersede all prior communications between the parties.

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(b)	Each party acknowledges that, except as expressly stated in a Transaction Document, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this document.

15.2	Further assurances

A party must, at its own expense and within a reasonable time of being requested by another party to do so, do all things and execute all documents that are reasonably necessary to give full effect to this document.

15.3	No waiver

(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this document does not operate as a waiver of that power or right.

(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this document.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

15.4	Severability

If any provision of this document offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)	in any other case the offending provision must be severed from this document, in which event the remaining provisions of this document operate as if the severed provision had not been included.

15.5	Successors and assigns

This document binds and benefits the parties and their respective successors and permitted assigns under clause 15.6.

15.6	No Assignment

Except as expressly provided in this document, a party cannot assign or otherwise transfer the benefit of this document without the prior written consent of each other party.

15.7	Consents and approvals

Where anything depends on the consent or approval of a party then, unless this document provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

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15.8	Amendments

This document cannot be amended or varied except in writing signed by the parties.

15.9	Costs and duties

(a)	Except as otherwise provided in this document, each party must pay its own legal and other costs of and incidental to the preparation and completion of this document.

(b)	Alchemia must pay all stamp duty (including fines, penalties and interest) in respect of the execution, delivery and performance of this document and any agreement or document entered into or signed under this document including each Transaction Document.

15.10	Notices

Any notice or other communication to or by a party to this document:

(a)	may be given by personal service, facsimile or email;

(b)	must be in writing, legible and in English addressed as shown below:

(i)	if to Audeo Oncology:

Address:	3 Hi Tech Court, 8 Mile Plains, Brisbane, Queensland 4113
Attention:	Charles Walker
Facsimile:	+61 7 3340 0222
Email:	cwalker@alchemia.com.au

(ii)	if to Alchemia:

Address:	3 Hi Tech Court, 8 Mile Plains, Brisbane, Queensland 4113
Attention:	Tracie Ramsdale
Facsimile:	+61 7 3340 0222
Email:	teramsdale@bigpond.com

or to any other address last notified by the party to the sender by notice given in accordance with this clause;

(c)	in the case of a corporation, must be signed by an officer or authorised representative of the sender; and

(d)	is deemed to be given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if sent by facsimile transmission, on the date and time shown on the transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety and in legible form to the facsimile number of the addressee notified for the purposes of this clause; or

(iii)	if sent by email, on the date and time at which it enters the addressee’s information system (as shown in a confirmation of delivery report from the sender’s information system, which indicates that the email was sent to the email address of the addressee notified for the purposes of this clause 15.10(d)(iii)),

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but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time), it is deemed to have been received at 9.00 am on the next Business Day.

15.11	Subcontracting

(a)	Audeo Oncology may:

(i)	subcontract any of the Transition Services to be performed by Audeo Oncology to a wholly owned subsidiary. Audeo Oncology remains responsible for the performance of its obligations under this document and subject to clause 10, bears the risk of the subcontracting arrangement; and

(ii)	replace one third party service provider for another provided that there are no material adverse effects on the Transition Services supplied to Alchemia.

(b)	Audeo Oncology is responsible for coordinating the activities of its respective third party suppliers to provide all necessary inputs to enable them to perform their respective obligations under this document.

(c)	If Audeo Oncology engages a Related Body Corporate to perform any of the Transition Services, Audeo Oncology will be treated as if it provides those Transition Services for the purposes of this document.

15.12	Relationship of the parties

(a)	The parties are independent contractors and nothing in this document creates a relationship of joint venture, partnership or principal or agent between any of the parties.

(b)	A party must not act as if, or request or attempt to request to any person that, any such relationship exists.

(c)	No party may attempt to bind or impose any obligation on any other party or incur any joint liability without the written consent of the other party except as set out in this document.

15.13	Counterparts

This document may be executed in any number of counterparts. It comprises all the counterparts, taken together.

15.14	Governing law and jurisdiction

(a)	This document is governed by and must be construed in accordance with the laws applicable in Queensland.

(b)	The parties submit to the non-exclusive jurisdiction of the courts of Queensland in respect of all matters arising out of or relating to this document, its performance or subject matter.

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Schedule 1 – Transition Services

For the first 6 months of the Term:

Service	Description
Accounting (including payroll function)	Monthly processing of Alchemia invoices, preparation of monthly management accounts, and running monthly payroll services

Administration	General office administration required for Alchemia

Management	Management of all corporate transactions, including its relationship with Dr Reddy’s

Investor relations	News and media support incorporating presentations and broker liaison as required

Facilities management	Management of Alchemia’s business facilities, including its laboratories and certain facility fee expenses (including certain salaries and wages, insurance, lab expenses (including gas), electricity, rent, repairs and other (including cleaning, rates, gardening etc))

Intellectual property management	Support regarding the management, renewal and prosecution of existing patents, including responding to any challenges

For the period after the first 6 months of the Term:

Service	Description
Intellectual property management	Support regarding the management, renewal and prosecution of existing patents, including responding to any challenges

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Schedule 2 – Letter to Secondees

Dear [insert]

I refer to our recent discussions regarding your proposed secondment to Alchemia.

Term of Secondment

I confirm that you will work on secondment with Alchemia commencing on [insert]. The secondment will be for 26 days over a six month period during days to be agreed between Alchemia and Audeo Oncology. The period of the secondment may be varied at the discretion of Audeo Oncology.

Conditions of Secondment

During the secondment:

1	you will work at [insert]

2	your duties will involve [insert]

3	you will report to the Board, a nominated executive director of Alchemia or such other persons as may be notified to you from time to time by Alchemia.

4	you will be subject to the day to day direction and supervision of Alchemia and must comply with all of Alchemia’s policies and procedures; and

5	Alchemia will be responsible for ensuring that you receive all necessary training, communications, equipment and resources necessary to carry out your duties.

Your continued employment with Audeo Oncology

While you are working on secondment with Alchemia, you will continue to work for Audeo Oncology on your non seconded days and the terms of your contract of employment with Audeo Oncology will continue to apply. Your salary and all other employment related benefits will be paid by Audeo Oncology and any performance and remuneration reviews will be conducted by Audeo Oncology.

Applying for leave during the Secondment

During the Secondment, you may apply to Audeo Oncology for leave in accordance with legislation and the terms and conditions of your employment with Audeo Oncology. However, leave will only be approved by Audeo Oncology after consultation with Alchemia to ensure that the leave does not unreasonably interfere with Alchemia’s operating and business needs.

Confidential Information

You may from time to time come into possession of information which is confidential to Alchemia. It is important that you treat this information in an appropriate manner. Accordingly, you must not, except in the course of your duties, as may be required by law or with the prior consent of Alechmia:

1	disclose to Audeo Oncology or to any other person, whether directly or indirectly, any information of Alchemia, its clients or its business which is not in the public domain; or

2	use, copy, transmit or remove or attempt to use, copy, transmit or remove any part of the information referred to in paragraph (1).

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You will also remain in possession of information which is confidential to Audeo Oncology. Similarly, you must not, during the Secondment or after the termination of the Secondment, for any reason:

3	disclose to Alchemia or to any other person, whether directly or indirectly, any information of Audeo Oncology, its clients or its business which is not in the public domain; or

4	use, copy, transmit or remove or attempt to use, copy transmit or remove any part of the information referred to in paragraph (3).

Intellectual Property

In addition:

1	all rights, title and interest in any intellectual property (including copyright, patent and design rights) which you discover, invent, develop, modify or improve, on your own or jointly with others, during the course of the secondment will be the exclusive property of Alchemia; and

2	if for any reason any contribution you may make to the discovery, invention, development, modification or improvement of any such intellectual property during the course of the secondment results in any right, title or interest vesting in you, you must unconditionally and irrevocably assign all of your right, title and interest to Alchemia.

Conduct while on Secondment

Although you continue to be employed by Audeo Oncology, your work conduct should also be in accordance with the policies and procedures in place at Alchemia.

Workplace health and safety

While you are on secondment, both Audeo Oncology and Alchemia are obliged to ensure a safe and healthy working environment for you. Should you have any concerns about your working environment whilst on secondment, please contact Audeo Oncology [insert relevant contact].

Please contact me at any time if you have any queries in relation to the secondment arrangements set out in this letter.

Yours sincerely

For and on behalf of

Audeo Oncology

Please sign and date the enclosed copy of this letter in the space below to confirm your acceptance of the secondment to Alchemia on the terms set out in this letter:

I hereby accept the offer of a secondment to Alchemia on the terms set out in this letter.

(Signature of Secondee)	Date

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Executed as an agreement.

Executed by Alchemia Limited	)

Company Secretary/Director Name of Company Secretary/Director (print)		Director Name of Director (print)

Executed by Audeo Oncology, Inc.

Signature

by (print name)

its (print title)

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